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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
(Name of Registrant as Specified In Its Charter)

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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Fellow Shareholder:

              The 2016 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 25, 2016, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 17, 2016 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2015 Annual Report and our Annual Report on Form 10-K for the fiscal year ended January 29, 2016 also accompany this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, thank you for your continued support of Dollar General.

Sincerely,
/s/ Michael M. Calbert
Michael M. Calbert Chairman of the Board

April 8, 2016

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 25, 2016
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 8 nominees listed in the proxy statement
	2)	To ratify the appointment of the independent registered public accounting firm for fiscal 2016
	3)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting
WHO MAY VOTE:	Shareholders of record at the close of business on March 17, 2016
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 8, 2016	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 3 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2016 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2016

              This Proxy Statement, our 2015 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2015 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2016. We will begin mailing printed copies of this document or the Notice of Internet Availability to shareholders on or about April 8, 2016. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              We refer to our company as "we," "us" or "Dollar General." Unless otherwise noted or required by context, "2016," "2015," "2014," "2013," and "2012" refer to our fiscal years ending or ended February 3, 2017, January 29, 2016, January 30, 2015, January 31, 2014, and February 1, 2013, respectively.

What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

              A proxy is your legal designation of another person, called a "proxy," to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

              Our directors, officers and employees are soliciting your proxy on behalf of our Board of Directors. Dollar General will pay all solicitation expenses. We will not additionally compensate these persons to solicit your proxy but will reimburse them for any out-of-pocket expenses they incur. We also may reimburse custodians and nominees for their expenses in sending proxy materials to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 17, 2016. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the "Investor Information" section of our website located at www.dollargeneral.com.

Will the annual meeting be webcast?

              Yes. You are invited to visit the "Conference Calls and Investor Events" section of the "Investor Information" section of our website located at www.dollargeneral.com at 9:00 a.m., Central Time, on May 25, 2016 to access the live webcast of the annual meeting. An archived copy of the webcast will be available on our website for at least 60 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.

What is Dollar General Corporation and where is it located?

              Dollar General has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, clothing for the family, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 12,575 stores in 43 states as of February 26, 2016. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our stock is traded on the New York Stock Exchange ("NYSE") under the symbol "DG."

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 17, 2016, must exist to conduct any business at the meeting.

What if a quorum is not present at the annual meeting?

              If a quorum is not present at the meeting, any officer entitled to preside at or to act as Secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

What am I voting on?

              You will be asked to vote on:

•	the election of 8 directors; and
•	the ratification of the appointment of our independent registered public accounting firm (the "independent auditor") for 2016.

May other matters be raised at the annual meeting?

              We are unaware of other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote at the annual meeting?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 17, 2016. As of that date, there were 286,669,916 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a street name holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain and bring to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct or, if you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares: "FOR" all directors nominated and "FOR" ratification of Ernst & Young LLP as our independent auditor for 2016.

Can I change my mind and revoke my proxy?

              Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:

•	signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•	at or before the annual meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;
•	submitting a later-dated vote by telephone or Internet no later than 11:59 p.m., Eastern time, on May 24, 2016; or
•	attending the annual meeting and voting in person.

              Your attendance at the annual meeting, by itself, will not revoke your proxy.

              A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee or other nominee who holds his or her shares.

How many votes are needed to elect directors?

              To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Amended and Restated Charter, the "affirmative vote of a majority of votes cast" means that the number of votes cast in favor of a nominee's election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.

What happens if a director fails to receive the required vote for election?

              An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for the Board's consideration pursuant to our Board-approved director resignation policy outlined in our Corporate Governance Guidelines. Each director standing for re-election at the annual meeting has agreed to resign, effective upon the Board's acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders' meeting and until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Amended and Restated Bylaws ("Bylaws"). If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the size of the Board.

How many votes are needed to approve other matters?

              The proposal to ratify the appointment of our independent auditor for 2016 will be approved if the votes cast in favor of such proposal exceed the votes cast against it.

              With respect to this proposal, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

What are broker non-votes?

              Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" items but not for "non-routine" items. The election of directors is considered to be a non-routine item, while the ratification of the appointment of our independent auditor is considered to be a routine matter.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner and either lacks or declines to exercise the authority to vote the shares in its discretion.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of a particular proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of 1 to 15 directors, with the exact number, currently fixed at 8, set by the Board. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of the 8 current directors. If elected, each nominee would hold office until the 2017 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal. These nominees, their ages at the date of this proxy statement and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Warren F. Bryant	70	2009
Michael M. Calbert	53	2007
Sandra B. Cochran	57	2012
Patricia D. Fili-Krushel	62	2012
Paula A. Price	54	2014
William C. Rhodes, III	50	2009
David B. Rickard	69	2010
Todd J. Vasos	54	2015

What are the backgrounds of this year's nominees?

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of Office Depot, Inc. and Loblaw Companies Limited of Canada and served as a director of OfficeMax Incorporated from 2004 to 2013.

              Mr. Calbert has served as our Chairman of the Board since January 30, 2016. He joined KKR & Co. L.P. ("KKR") in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014. Mr. Calbert led the Retail industry team within KKR's Private Equity platform prior to his retirement and served as a consultant to KKR from his retirement until June 2015. Mr. Calbert joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. He previously served as our Chairman of the Board from July 2007 until December 2008 and as our lead director from March 2013 until his re-appointment as our Chairman of the Board in January 2016.

              Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's President (August 1999—February 2004), Chief Financial Officer (September 1993—August 1999) and Vice President of Finance (August 1992—September 1993). Ms. Cochran has over 20 years of experience in the retail industry. Ms. Cochran has served as a director of Lowe's Companies, Inc. since January 2016.

              Ms. Fili-Krushel is the former Executive Vice President for NBCUniversal where she served as a strategist and key advisor to the CEO of NBCUniversal from April 2015 to November 2015. She served as Chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel, from July 2012 until April 2015. She previously served as Executive Vice President of NBCUniversal (January 2011—July 2012) with a broad portfolio of functions reporting to her, including operations and technical services, business strategy, human resources and legal. Prior to NBCUniversal, Ms. Fili-Krushel was Executive Vice President of Administration at Time Warner Inc. (July 2001—December 2010) where her responsibilities included oversight of philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security. Before joining Time Warner in July 2001, Ms. Fili-Krushel had been Chief Executive Officer of WebMD Health Corp. since April 2000. From July 1998 to April 2000, Ms. Fili-Krushel was President of the ABC Television Network, and from 1993 to 1998 she served as President of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Ms. Fili-Krushel held several positions with Home Box Office. Before joining HBO, Ms. Fili-Krushel worked for ABC Sports in various positions.

              Ms. Price has been Senior Lecturer at Harvard Business School in the Accounting and Management Unit since July 2014. She was Executive Vice President and Chief Financial Officer of Ahold USA from May 2009 until January 2014. At Ahold, which operates more than 700 supermarkets under the Stop & Shop, Giant and Martin's names as well as the Peapod online grocery delivery service, Ms. Price was responsible for finance, accounting and shared services, strategic planning, real estate development, store format and construction, and information technology. Before joining Ahold, she was the Senior Vice President, Controller and Chief Accounting Officer at CVS Health Corporation (formerly CVS Caremark Corporation) from July 2006 until August 2008. Earlier in her career, Ms. Price served as the Chief Financial Officer for the Institutional Trust Services division of JPMorgan Chase (from August 2002 until September 2005), and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer packaged goods industries. A certified public accountant, she began her career at Arthur Andersen & Co. Ms. Price has also served as a director of Accenture plc since May 2014 and Western Digital Corporation since July 2014 and served as a director of Charming Shoppes, Inc. (Lane Bryant, Catherine's, Fashion Bug, Cacique and Figi's brands) from March 2011 until it was sold in June 2012.

              Mr. Rhodes was elected Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President and Chief Executive Officer and as a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2004, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone since 1994, including Vice President—Stores in 2000, Senior Vice President—Finance and Vice President—Finance in 1999, and Vice President—Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Health Corporation (formerly CVS Caremark Corporation), a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated.

              Mr. Vasos has served as Chief Executive Officer and a member of our Board since June 3, 2015. He joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer. He was promoted to Chief Operating Officer in November 2013. Prior to joining Dollar General, Mr. Vasos served in executive positions with Longs Drug Stores Corporation for seven years, including Executive Vice President and Chief Operating Officer (February 2008 through November 2008) and Senior Vice President and Chief Merchandising Officer (2001—2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Corporation.

How are directors identified and nominated?

              All nominees for election as directors at the annual meeting currently serve on our Board of Directors and were nominated by the Board for election or re-election, as applicable, upon the recommendation of the Nominating and Governance Committee (the "Nominating Committee"). The Nominating Committee is responsible for identifying, evaluating and recommending director candidates, while our Board is responsible for nominating the director slate for election at the annual meeting.

              The Nominating Committee's charter and our Corporate Governance Guidelines require the Nominating Committee to consider candidates submitted by our shareholders in accordance with the notice provisions of our Bylaws (see "Can shareholders nominate directors?" below) and to apply the same criteria to the evaluation of those candidates as it applies to other director candidates. The Nominating Committee also may use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third-party search firms.

              Our employment agreement with Mr. Vasos requires the Board or a duly authorized committee of the Board to nominate him to serve as a member of our Board each year that he is slated for re-election to the Board. Our failure to do so could give rise to a claim for breach of contract and may constitute good reason for employment termination by Mr. Vasos under the employment agreement.

How are nominees evaluated; what are the minimum qualifications?

              Subject to Mr. Vasos's employment agreement discussed above, the Nominating Committee is charged with recommending to the Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and who have not achieved the age of 76, unless the Board has approved an exception to this limit on a case by case basis. If a waiver is granted, it will be reviewed annually.

              We have a written policy to endeavor to achieve a mix of Board members that represent a diversity of background and experience in areas that are relevant to our business. To implement this policy, the Committee assesses diversity by evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole and also considers more traditional concepts of diversity. The Committee periodically assesses the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and composition and by recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if it believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              The Nominating Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors considered for re-election, the Committee also assesses each director's meeting attendance record and suitability for continued service. In addition, the Committee determines that all nominees are in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses the minimum qualifications identified above. The Board has determined that the nominees, as a whole, complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business. The Board also considered the following in determining that the nominees should serve as directors of Dollar General:

              Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies, together with his current and former experience as a board member for certain other retailers, provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO.

              Mr. Calbert has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the former head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. His former service on the board of directors of Academy, Ltd., Pets at Home Group Plc., Shoppers Drug Mart Corporation, Toys "R" Us, Inc. and US Foods, Inc. further strengthens his knowledge and experience within the retail industry. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant.

              Ms. Cochran brings over 20 years of retail experience to Dollar General as a result of her current and former roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran's industry and executive experience provides leadership, consensus-building, strategic planning, risk management and budgeting skills. Ms. Cochran also has significant financial experience, having served as the chief financial officer of two public companies and as vice president, corporate finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

              Ms. Fili-Krushel's background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions at large public companies in the media industry. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides additional perspective to our Board in understanding our customer base.

              Ms. Price brings broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including as Chief Financial Officer of Ahold USA before her retirement in 2014. Ms. Price's numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board with valuable experience and insight into accounting and finance matters, and consequently, our Board has determined that Ms. Price is an audit committee financial expert. She also brings to our Board a valuable perspective as a member of the faculty at Harvard Business School and from her service as a board member of several public companies.

              Mr. Rhodes has over 20 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background.

              Mr. Rickard held senior management and executive positions for much of his 38 years in the corporate world. He has significant retail experience and a diverse retail industry background, including previous experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Mr. Vasos has extensive retail experience, including over seven years with Dollar General. His experience overseeing the merchandising, operations, marketing, advertising, procurement, supply chain, store development, store layout and space allocation functions of other retail companies bolsters Mr. Vasos's thorough understanding of all key areas of our business. In addition, Mr. Vasos's service in leadership and policy-making positions of other retail companies has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team.

              Acting upon the Nominating Committee's recommendation, and after concluding that these nominees possess the appropriate experience, qualifications, attributes and skills, our Board has unanimously nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              Yes. Shareholders can nominate directors by following the procedures outlined in our Bylaws. In short, the shareholder must deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072 for receipt no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the prior year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the public announcement date.

              The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

  •
  the nominee's name, age, business and residence addresses, and principal occupation or employment;

  •
  the class and number of shares of Dollar General common stock beneficially owned by the nominee and by the shareholder proposing the nominee;

  •
  any other information relating to the nominee that is required to be disclosed in proxy solicitations with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

  •
  the name and address of the shareholder proposing the nominee as they appear on our record books, and the name and address of the beneficial holder (if applicable);

  •
  any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

  •
  a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

  •
  a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws, posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com, for more detailed information regarding the process by which shareholders may nominate directors, as the information above is a summary only. No shareholder nominees have been proposed for this year's annual meeting.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on the proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does the Board of Directors have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has adopted a written charter for each of these committees, which are available on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com. Current information regarding each of these committees is set forth below.

Name of Committee & Members	Committee Functions

AUDIT: Mr. Rickard, Chairman Mr. Bryant Ms. Cochran Ms. Price

•

Selects the independent auditor

•

Discusses with management the qualifications and experience of the lead audit partner candidate(s) (the committee's Chairman also interviews the lead director candidate(s))

•

Pre-approves the independent auditor's audit engagement fees and terms and all permitted non-audit services and fees

•

Reviews an annual report describing the independent auditor's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•

Annually evaluates the independent auditor's qualifications, performance and independence, annually evaluates the lead audit partner, and periodically considers whether there should be a regular rotation of such firm

•

Discusses the audit scope and any audit problems or difficulties

•

Sets policies regarding the hiring of current and former employees of the independent auditor

•

Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•

Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•

Discusses policies governing the process by which risk assessment and risk management are to be undertaken

•

Reviews CEO/CFO disclosures regarding any significant deficiencies or material weaknesses in our internal control over financial reporting

•

Reviews internal audit activities, projects and budget

•

Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls

•

Discusses with our general counsel legal matters having an impact on financial statements

•

Performs an annual self-evaluation

•

Furnishes the committee report required in our proxy statement

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

Name of Committee & Members	Committee Functions

COMPENSATION: Mr. Bryant, Chairman Ms. Fili-Krushel Mr. Rhodes

•

Reviews and approves corporate goals and objectives relevant to the compensation of our CEO

•

Determines the compensation of our executive officers (subject, in the case of the CEO's compensation, to ratification by the independent directors) and recommends the compensation of our directors to the Board for approval

•

Recommends, when appropriate, changes to our compensation philosophy and principles

•

Establishes our short-term incentive compensation program for senior officers

•

Establishes our long-term incentive compensation program and approves equity-based awards under such program

•

Oversees the share ownership guidelines and holding requirements for Board members and senior officers

•

Oversees the process for evaluating our senior officers

•

Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

•

Selects and determines the fees of its compensation consultant

•

Oversees and evaluates the independence of its compensation consultant and other advisors

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

NOMINATING AND	• Develops and recommends criteria for selecting new directors
GOVERNANCE:	• Screens and recommends to our Board individuals qualified to become
Mr. Rhodes, Chairman Ms. Cochran Ms. Fili-Krushel

    members of our Board

•

Recommends the structure and membership of Board committees

•

Recommends persons to fill Board and committee vacancies

•

Develops and recommends Corporate Governance Guidelines and corporate governance practices

•

Oversees the process governing the annual evaluation of the Board and its individual members

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated each of Mr. Rickard, Ms. Cochran and Ms. Price as an audit committee financial expert and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Such experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

How often did the Board and its committees meet in 2015?

              During 2015, our Board, Audit Committee, Compensation Committee and Nominating Committee met 10, 5, 6 and 4 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All persons serving as Board members at the time attended the 2015 annual shareholders' meeting.

Does Dollar General combine the positions of Chairman and CEO?

              No. As part of the transition of the CEO role from Mr. Richard W. Dreiling to Mr. Vasos in June 2015, the Board separated the positions of Chairman and CEO, and Mr. Dreiling continued to serve in the Chairman position until January 2016. Following Mr. Dreiling's tenure as Chairman, and to afford Mr. Vasos the opportunity to focus his time and energy on managing our business, the Board determined to continue to separate the positions of Chairman and CEO and appointed Mr. Calbert, an independent director and the lead director at the time, to the Chairman role effective January 30, 2016. This decision further allows our Chairman to devote his time and attention to matters of Board oversight and governance. The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

              To further promote effective independent Board leadership, the Board has adopted a number of additional governance practices, including:

    •
    Ensuring opportunity after each regularly scheduled Board meeting for executive sessions of the independent directors and, if not all non-management directors are independent, of the non-management directors. Mr. Calbert, as Chairman and formerly as lead director, presides over such executive sessions.

    •
    Conducting annual performance evaluations of the CEO.

    •
    Conducting annual Board and committee performance self-evaluations by the Board and each standing committee.

Does the Board of Directors evaluate the performance of Board members?

              Yes. The Nominating Committee is responsible for overseeing the evaluation of the Board of Directors. As part of this responsibility, in addition to approving an evaluation process to be followed for the Board and each standing committee, the Nominating Committee encourages our directors to provide candid feedback on any member of the Board to the Chairman of the Nominating Committee or the Chairman of the Board. The Chairman of the Nominating Committee and the Chairman of the

Board meet at least annually to review all such feedback and any other information related to the performance of our Board members and to discuss what, if any, response or other follow-up action is appropriate and in Dollar General's best interests.

What is the Board of Director's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, including relevant material risks as appropriate. Our General Counsel also periodically provides information to the Board regarding our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices. The program evaluates internal and external risks, identifies mitigation strategies, and assesses the remaining residual risk. The program is updated through interviews with senior management and our Board, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, review of certain internal metrics and review of other outside information concerning business, financial, legal, reputational, and other risks. The results are presented to the Audit Committee at least annually. Quarterly, the categories with high residual risk, along with their mitigation strategies, are reviewed individually. Our Audit Committee also quarterly reviews metrics and information pertaining to information security risks and mitigation.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. As discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the risk areas identified above, the entire Board is regularly informed about risks through the committee reporting process. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the material risks facing Dollar General. Accordingly, the risk oversight role of our Board and its committees has not had any effect on our Board's leadership structure.

Does Dollar General have a management succession plan?

              Yes. Our Corporate Governance Guidelines require our Board of Directors to coordinate with our CEO to ensure that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor's level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, our long-term business strategy is also considered. In addition, we maintain at all times, and review with the Board periodically, a confidential procedure for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden incapacitation or departure.

Are there share ownership guidelines and holding requirements for Board members and senior officers?

              Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See "Compensation Discussion and Analysis" and "Director Compensation" for more information on such ownership guidelines and holding requirements for senior officers and Board members, respectively.

How can I communicate with the Board of Directors?

              Our Board-approved process for security holders and other interested parties to contact the Board of Directors, a particular director, or the non-management directors or the independent directors as a group is described on www.dollargeneral.com under "Investor Information—Corporate Governance."

Where can I find more information about Dollar General's corporate governance practices?

              Our governance-related information is posted on www.dollargeneral.com under "Investor Information—Corporate Governance," including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

DIRECTOR COMPENSATION

              The following table and text summarize the compensation earned by or paid to each of our non-employee Board members for 2015. Messrs. Dreiling and Vasos were not separately compensated for their service on the Board; their executive compensation is discussed under "Executive Compensation" below. We have omitted the columns pertaining to non-equity incentive plan compensation and change in pension value and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	111,000	121,591	—	2,961	235,552
Michael M. Calbert	110,000	121,591	—	3,625	235,216
Sandra B. Cochran	88,000	121,591	—	2,371	211,962
Patricia D. Fili-Krushel	91,000	121,591	—	2,277	214,868
Paula A. Price	85,000	121,591	—	1,753	208,344
William C. Rhodes, III	103,000	121,591	—	2,127	226,718
David B. Rickard	107,500	121,591	—	4,116	233,207

(1)
In addition to the annual Board retainer, the following directors were paid for the following number of excess meetings: Mr. Bryant (4); Ms. Cochran (2); Ms. Fili-Krushel (4); and Mr. Rhodes (2). Messrs. Bryant, Rhodes and Rickard also received an annual retainer for service as the Chairman of the Compensation Committee, the Nominating Committee and the Audit Committee, respectively, and Mr. Calbert received an annual retainer for service as the Lead Director. Mr. Calbert deferred all of his fiscal 2015 fees under the Non-Employee Director Deferred Compensation Plan discussed below.

(2)
Represents the grant date fair value of restricted stock units ("RSUs") awarded to each director on May 27, 2015, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 10 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 29, 2016, filed with the SEC on March 22, 2016 (our "2015 Form 10-K"). As of January 29, 2016, each of the persons listed in the table above had the following total unvested RSUs outstanding (including additional RSUs credited as a result of dividend equivalents earned with respect to the RSUs): each of Messrs. Bryant, Calbert, Rhodes and Rickard and Ms. Fili-Krushel (2,609); Ms. Cochran (2,977); and Ms. Price (2,277).

(3)
There were no stock options awarded to any director listed in the table above during fiscal 2015, as the Board chose to eliminate stock option awards as part of director compensation beginning in fiscal 2015. As of January 29, 2016, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): each of Messrs. Bryant, Calbert and Rhodes (21,756); Ms. Cochran (13,120); Ms. Fili-Krushel (12,892); Ms. Price (4,795); and Mr. Rickard (21,513).

(4)
Represents the dollar value of dividends paid, accumulated or credited on unvested RSUs. Perquisites and personal benefits, if any, totaled less than $10,000 per director and therefore are not included in the table.

              We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

              Each non-employee director will receive payment (prorated as applicable) for a fiscal year in quarterly installments of the following cash compensation, as applicable, along with an annual award of RSUs, payable in shares of our common stock, under our Amended and Restated 2007 Stock Incentive Plan having the following estimated value:

Fiscal Year	Board Retainer ($)	Lead Director Retainer ($)		Audit Committee Chairman Retainer ($)	Compensation Committee Chairman Retainer ($)	Nominating Committee Chairman Retainer ($)	Per Meeting Fee for Meetings Attended in Excess of 16 During FY ($)	Estimated Value of Equity Award ($)
2015	85,000	25,000		22,500	20,000	15,000	1,500	125,000
2016	85,000	N/A	(1)	22,500	20,000	15,000	1,500	135,000

(1)
Because the Chairman of the Board is an independent director, we do not intend to re-appoint a lead director in fiscal 2016. In lieu of an additional cash retainer for this service, the Chairman of the Board will receive an annual Chairman retainer delivered in the form of RSUs, payable in shares of our common stock under our Amended and Restated 2007 Stock Incentive Plan and scheduled to vest on the first anniversary of the grant date, subject to certain accelerated vesting conditions, having an estimated value of $200,000.

              The RSUs are awarded annually to those non-employee directors who are elected or re-elected at the shareholders' meeting and to any new director appointed after the annual shareholders' meeting but before February 1 of a given year. Beginning with the 2015 award, the RSUs are scheduled to vest on the first anniversary of the grant date subject to full acceleration of vesting upon death, disability (as defined in the applicable award agreement) or voluntary departure from the Board. Directors may elect to defer receipt of shares underlying the RSUs.

              These fees and equity award values and the mix of equity, including the changes in director compensation identified below, were recommended each year by the Compensation Committee, and approved by the Board, after taking into account market benchmarking data, Meridian's recommendations, the input of the CEO and the Chief People Officer (with respect to 2015 and prior years) and, for the additional equity award to the Chairman in 2016, the amount of time anticipated to be devoted to the mentoring of a new CEO. Although the Committee may solicit and consider the input of our CEO and our Chief People Officer, it and the Board retain and exercise ultimate decision-making authority regarding director compensation.

              As a result of such considerations, (1) as previously disclosed, the equity mix was changed beginning in 2015 to deliver all of the equity value in RSUs as opposed to the 2014 equity mix which consisted of 60% stock options and 40% RSUs; and (2) the estimated value of the equity award was increased beginning in fiscal 2016.

              Up to 100% of cash fees earned for Board services in a fiscal year may be deferred under the Non-Employee Director Deferred Compensation Plan. Benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10 or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to those offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amounts deferred, along with deemed investment gains and losses, are credited to a liability account. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director's named beneficiary. In the event of a director's disability (as defined in the Non-Employee

Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General's general assets.

              Our non-employee directors are subject to share ownership guidelines, expressed as a multiple of the annual cash retainer payable for service on our Board, and holding requirements. The current ownership guideline is 5 times (increased from a multiple of 4 times in December 2015). At least 1 times such annual cash retainer should be acquired prior to or as soon as practicable after joining the Board, and the remainder should be acquired within 5 years of election to the Board. When the ownership guideline is increased, incumbent non-employee directors are allowed an additional year to acquire the incremental multiple. Each non-employee director is required to retain ownership of 50% of all net after-tax shares granted by Dollar General until he or she reaches the share ownership target. Please see our Corporate Governance Guidelines for additional information. Administrative details pertaining to these matters are established by the Compensation Committee.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Yes. A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE listing standards. In addition, the Audit Committee, the Compensation Committee and the Nominating Committee must be composed solely of independent directors to comply with such listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as "independent," the Board must affirmatively determine that the director has no material relationship with Dollar General. The SEC's rules and the NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.

How does the Board of Directors determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines, which are posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com.

              The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director or nominee who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that falls within the parameters of the Board's separately adopted categorical independence standards.

Are all of the directors and nominees independent?

              No. Our Board of Directors consists of Warren F. Bryant, Michael M. Calbert, Sandra B. Cochran, Patricia D. Fili-Krushel, Paula A. Price, William C. Rhodes, David B. Rickard and Todd J. Vasos. Messrs. Rickard and Bryant and Mss. Cochran and Price serve on our Audit Committee, Messrs. Bryant and Rhodes and Ms. Fili-Krushel serve on our Compensation Committee, and Mr. Rhodes and Mss. Cochran and Fili-Krushel serve on our Nominating Committee. Richard W. Dreiling served on our Board and as its Chairman through January 29, 2016.

              Our Board has affirmatively determined that Messrs. Bryant, Calbert, Rhodes and Rickard and Mss. Cochran, Fili-Krushel and Price, but not Messrs. Dreiling and Vasos, are independent from our management under both the NYSE listing standards and our additional standards. Except as described below, any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board. The Board has also determined that the current members of the Audit Committee, the Compensation Committee and the Nominating Committee meet the independence requirements for membership on those committees set forth in the NYSE listing standards, our additional standards and, as to the Audit Committee, SEC rules.

              In reaching the determination that Ms. Cochran is independent, the Board considered that Ms. Cochran's brother, Stephen Brophy, had served as a non-executive vice president of Dollar General from 2009 until October 2015 and as a non-officer level employee since October 2015. For 2015, Mr. Brophy earned from Dollar General total cash compensation (comprised of his base salary and bonus compensation) of less than $325,000 and received an annual equity award consisting of 3,583 non-qualified stock options, a target award of 433 performance share units, or "PSUs" (452 PSUs were ultimately earned as a result of our adjusted EBITDA and adjusted ROIC performance), and 433 RSUs. In March 2016, Mr. Brophy received an annual equity award consisting of 1,958 non-qualified stock options, a target award of 224 PSUs, and 224 RSUs. All equity awards were granted on terms consistent with the annual equity awards received by all Dollar General employees at the same job grade level as Mr. Brophy and on terms substantially similar to the forms of award agreements on file with the SEC. We expect Mr. Brophy's total cash compensation for 2016 to not exceed $270,000.

              Mr. Brophy also is eligible to participate in employee benefits plans and programs available to our other full-time employees. Ms. Cochran does not participate in any decision-making related to Mr. Brophy's compensation or performance evaluations. Mr. Brophy's cash compensation and equity awards were approved by the Compensation Committee pursuant to our related-party transactions approval policy.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board of Directors have a related-party transactions approval policy?

              Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. A "related party" for this purpose includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              The policy requires prior Board approval for all known related party transactions, subject to certain exceptions identified below. In addition, at least annually after receiving a list of immediate family members from our directors and executive officers, relevant internal departments determine whether any transactions were unknowingly entered into with a related party and the Board is presented with a list of such transactions, subject to certain exceptions identified below, for review. The related party may not participate in any discussion or approval of the transaction and must provide to the Board all material information concerning the transaction.

              Each of our Chairman and our CEO is authorized to approve a related party transaction in which he is not involved if the total anticipated amount is less than $1 million and he informs the Board of the transaction. In addition, the transactions below are deemed pre-approved without Board review or approval:

    •
    Transactions involving a total amount that does not exceed the greater of $1 million or 2% of the entity's annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the entity's behalf or receives special compensation or benefit as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the recipient's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

    •
    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

    •
    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers that have been approved by the Board or an authorized committee.

What related-party transactions existed in 2015 or are planned for 2016?

              Other than compensation paid or to be paid during 2015 and 2016 to one of our non-executive employees who is a family member of Ms. Cochran, as discussed further under "Director Independence" above, there are no transactions that have occurred since the beginning of 2015, or any currently proposed transactions, that involve Dollar General and exceed $120,000 and in which a related party had or has a direct or indirect material interest.

EXECUTIVE COMPENSATION

              This section provides details of the compensation for fiscal 2015 for our named executive officers: Todd Vasos, Chief Executive Officer; Richard Dreiling, former Chairman, Chief Executive Officer and Senior Advisor; John Garratt, Executive Vice President and Chief Financial Officer; David Tehle, former Executive Vice President and Chief Financial Officer; John Flanigan, Executive Vice President, Global Supply Chain; Robert Ravener, Executive Vice President and Chief People Officer; Rhonda Taylor, Executive Vice President and General Counsel; and Gregory Sparks, former Executive Vice President, Store Operations.

Compensation Discussion and Analysis

Overview

              Our executive compensation program is designed to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe it is critical to offer a competitive compensation package that will attract, retain and motivate experienced executives with the requisite expertise. Our program is designed to balance the short-term and long-term components and thus incent achievement of our annual and long-term business strategies, to pay for performance and to maintain our competitive position in the market in which we compete for executive talent.

              Compensation Best Practices.    We strive to align our executives' interests with those of our shareholders and to follow sound corporate governance practices.

Compensation Practice		Dollar General Policy
Pay for Performance	✓	A significant portion of targeted direct compensation is linked to the financial performance of key metrics. All of our annual bonus compensation and a significant majority of our equity incentive compensation are performance based. See "Pay for Performance."
Robust share ownership guidelines and holding requirements	✓	Our share ownership guidelines and holding requirements create further alignment with shareholders' long-term interests. See "Share Ownership Guidelines and Holding Requirements."
No hedging or pledging Dollar General securities or holding Dollar General securities in margin accounts	✓
Our policy prohibits executive officers and Board members from hedging their ownership of our stock, pledging our securities as collateral, and holding our securities in a margin account. See "Policy Against Hedging and Pledging Transactions."
No excise tax gross-ups and minimal income tax gross-ups	✓	We do not provide tax gross-up payments other than on relocation-related items.
No repricing or cash buyout of underwater stock options without shareholder approval	✓	Our equity incentive plan prohibits repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without shareholder approval.
Annual compensation risk assessment	✓	At least annually, our Compensation Committee assesses the risk of our compensation program.
Independent compensation consultant	✓	Our Compensation Committee retains an independent consultant to provide advice on executive and non-employee director compensation matters.

              Pay for Performance.    Consistent with our philosophy, and as illustrated below, a significant portion of annualized target total direct compensation for our named executive officers in 2015 was performance based and exposed to fluctuations in our stock price.

CEO	Other NEOs (Average)

"CEO" reflects compensation for Mr. Vasos and not Mr. Dreiling; "Other NEOs" reflects compensation only for the other named executive officers who remained employed after the end of fiscal 2015 (i.e., Messrs. Garratt, Flanigan and Ravener and Ms. Taylor).
STI—Short-Term Cash Incentive (Teamshare bonus program)
LTI—Long-Term Equity Incentive

              The following payouts were earned as a result of strong performance versus the financial targets used for our 2015 performance-based compensation:

  •
  Teamshare Bonus Program:  Participants earned a payout under our annual Teamshare bonus program of 109.2% of the target payout level based on achieving adjusted EBIT (as defined and calculated for purposes of the Teamshare bonus program) of $1.957 billion, or 100.92% of the adjusted EBIT target (see "Short-Term Cash Incentive Plan").

  •
  Performance Share Units:  The awards granted in March 2015 were earned at 104.5% of target, based on achieving adjusted EBITDA of $2.347 billion, or 100% of the adjusted EBITDA target, and Adjusted ROIC of 19.14%, or 100.5% of the adjusted ROIC target, in each case as defined and calculated in the PSU award agreements (see "Long-Term Equity Incentive Program").

              Significant Compensation-Related Actions.    The most significant recent compensation-related actions pertaining to our named executive officers include:

  •
  In March 2015, the Compensation Committee approved an employment transition agreement and related compensation to ensure Mr. Dreiling's smooth transition from Chief Executive Officer through his January 29, 2016 retirement date. See "CEO Employment Transition Agreement."

  •
  In June 2015, Mr. Vasos was promoted from Chief Operating Officer to Chief Executive Officer ("CEO"), and the Compensation Committee approved his revised compensation package as discussed in more detail below.

  •
  In December 2015, Mr. Garratt was promoted to Chief Financial Officer to fill the vacancy created by Mr. Tehle's retirement in July 2015, and the Compensation Committee approved a new compensation package for Mr. Garratt as discussed in more detail below.

  •
  The equity awards granted in March 2016 include a "double-trigger" provision which requires a termination event within a certain period of time following a change in control in order for vesting to accelerate in connection with the change in control.

              Shareholder Response.    The most recent shareholder advisory vote on our named executive officer compensation was held in 2014, based on the three-year frequency approved by our shareholders in 2011. Excluding abstentions and broker non-votes, 96.0% of total votes were cast in support of the program. Because we viewed this outcome as overwhelmingly supportive of our compensation policies and practices, we did not believe the vote required consideration of changes to the program. The next shareholder advisory vote on our named executive officer compensation will be held at our 2017 annual meeting of shareholders.

Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are outlined below:

  •
  In determining total compensation, we consider the reasonable range of the median of comparable positions at companies within our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our market comparator group.

  •
  We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions, while maintaining an appropriate balance between base salary and incentive compensation.

  •
  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

  •
  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

  •
  In approving compensation arrangements, we consider recent compensation history, including special or unusual compensation payments.

              We have employment agreements with the named executive officers to promote executive continuity, aid in retention and secure valuable protections for Dollar General, such as non-compete, non-solicitation and confidentiality obligations.

Oversight and Process

              Oversight.    The Compensation Committee of our Board of Directors, consisting entirely of independent directors, determines and approves the compensation of our named executive officers. Beginning in 2016, such determination pertaining to the level of CEO compensation will be subject to ratification by the independent members of the Board.

              Use of Outside Advisors.    The Compensation Committee has selected Meridian Compensation Partners ("Meridian") to serve as its compensation consultant and has determined that Meridian is independent and that its work has not raised any conflicts of interest. Meridian (or its predecessor) has served as the Committee's consultant since 2007 and was re-selected in 2014 after the Committee conducted an extensive review and request for proposal process. A Meridian representative attends

Committee meetings and private sessions if the Committee requests, and Committee members are free to consult directly with Meridian as desired.

              The Committee (or its Chairman) determines the scope of Meridian's services and has approved a written agreement that details the terms under which Meridian will provide independent advice to the Committee. The approved scope generally includes availability for Committee meeting attendance and associated preparation work; assistance with risk assessment and with decision making regarding executive and director compensation matters; advising on our Board and executive pay philosophy, compensation market comparator group, incentive plan design, emerging best practices and changes in the regulatory environment; and providing competitive market studies. Meridian, along with management, also prepares benchmarking data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.

              Management's Role.    Financial performance targets used in our incentive compensation programs typically are derived from our annual financial plan that is prepared by our executive management team and reviewed and approved by our Board of Directors. Messrs. Dreiling, Vasos and Ravener and non-executive members of the human resources group provide assistance to the Compensation Committee and Meridian regarding executive compensation matters, including conducting research, compiling data and making recommendations regarding amount, mix and program structure alternatives, market comparator group composition and compensation-related governance practices, as well as providing information to and coordinating with Meridian as requested, and Ms. Taylor may provide legal advice to the Committee regarding executive compensation matters and contractual arrangements from time to time. Although these recommendations may impact each of such officers' compensation to the extent they participate in the plans and programs, none of such officers make recommendations regarding their specific compensation. For the role of management in named executive officers' performance evaluations, see "Use of Performance Evaluations" below. Although the Committee values and solicits management's input, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.    The Compensation Committee, together with the Chairman of the Board, assesses the performance of the CEO, and the CEO evaluates and reports to the Committee on the performance of each of the other named executive officers, in each case versus previously established goals. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual goal or factor.

              The Committee historically has used the overall performance rating as an eligibility threshold for an annual base salary increase and Teamshare bonus payment. Although an unsatisfactory rating generally would preclude an annual base salary increase or a Teamshare bonus payment, performance ratings have not been used to determine the amount of the Teamshare bonus payment for a named executive officer. Rather, such amount has been determined solely based upon the level of achievement of the applicable financial performance measure and the terms of the Teamshare bonus program described below.

              In addition to functioning as an eligibility threshold, the performance rating may impact the amount of a named executive officer's annual base salary increase. The Committee typically starts with the percentage base salary increase that equals the overall budgeted increase for our U.S.-based employee population, and considers whether adjustments are necessary to reflect performance, responsibilities or qualifications; to bring pay within a reasonable range of the market comparator group; due to a change in role or duties; to achieve a better balance between base salary and incentive compensation; or for other reasons the Committee believes justify a variance from the overall budgeted increase.

              An unsatisfactory performance rating also would result in a reduction in the number, or a total elimination, of RSUs and stock options awarded to the named executive officer in the following year.

              None of the named executive officers received an unsatisfactory performance rating for either 2014 or, for those who remained employed in 2016 and therefore underwent a performance evaluation, in 2015.

              Use of Market Benchmarking Data.    The Compensation Committee approves, periodically reviews, and utilizes a market comparator group when making compensation decisions (see "Philosophy and Objectives"). The market comparator group consists of companies selected according to their similarity to our operations, services, revenues, markets, availability of information, and any other information the Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours.

              Our market comparator group for 2015 compensation decisions consisted of:

AutoZone	Family Dollar	Office Depot	Staples
J.C. Penney	The Gap	Macy's	Ross Stores
TJX Companies	Kohl's	Starbucks	L Brands
Dollar Tree	Rite Aid	Yum! Brands

              For each named executive officer position below CEO, the Committee biennially considers market comparator group data provided by Meridian. In alternating years, the Committee instead uses prior year data after applying an aging factor recommended by Meridian. Meridian annually provides market data for the CEO to ensure that the Committee is aware of any significant movement in CEO compensation levels within the market comparator group. For the 2015 named executive officer compensation decisions, the Committee considered data provided by Meridian using Aon Hewitt's database for the 2015 market comparator group. For Messrs. Flanigan, Ravener and Sparks, for whom insufficient market comparator group data was available, the Committee used data from a broader group of retailers comprising a subset of companies included within the Aon Hewitt Total Compensation MeasurementTM (TCM) database. A list of such companies is included as Appendix A attached to this proxy statement. In determining the short-term cash and long-term equity targets for named executive officer positions below Chief Operating Officer, the Committee considers blended market values for comparable positions, rather than values for individual positions, provided in the data above from Meridian.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent.

              In connection with his planned retirement on January 29, 2016, all decisions regarding Mr. Dreiling's 2015 compensation were negotiated in connection with his employment transition agreement. Accordingly, with certain exceptions that are specifically identified, the discussion below of 2015 compensation decisions and related actions excludes those pertaining to Mr. Dreiling, which are instead discussed under "CEO Employment Transition Agreement" below.

              In addition, each of Messrs. Vasos and Garratt received compensation adjustments during the year as a result of their promotions. To determine such compensation adjustments, the Compensation Committee evaluated the appropriate level of total compensation as well as the appropriate level and mix of compensation elements considering the market comparator group data and each such officer's level of experience and qualifications and recent compensation. In addition, for Mr. Garratt's short-term and long-term incentive compensation, the Committee considered the target levels applicable to our other executive vice presidents. The resulting promotion-related adjustments are set forth in the discussion below.

              Base Salary.    Base salary promotes our recruiting and retention objectives by reflecting the salaries for comparable positions in the competitive marketplace, rewarding strong performance, and providing a stable and predictable income source for our executives. Our employment agreements with the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time.

              (a)    Routine Salary Adjustments.    Our Compensation Committee routinely considers annual base salary adjustments in March. In light of the market benchmarking data and each named executive officer's 2014 satisfactory performance rating, all such officers received the 2.95% base salary increase that was budgeted for our U.S. based employee population. Ms. Taylor, who was promoted to Executive Vice President in March 2015, received an additional 13.72% base salary increase (for a total adjustment of 16.67%) in recognition of her role and to maintain her total compensation within a reasonable range of the market median for her new position, and Mr. Garratt, who served as Senior Vice President at the time, received an additional 0.29% base salary increase (for a total adjustment of 3.24%) in further recognition of his 2014 performance (see "Use of Performance Evaluations" and "Use of Market Benchmarking Data"). The Committee chose to forego any adjustments beyond the 2.95% increase to Mr. Vasos's base salary until it was determined whether he would succeed Mr. Dreiling as CEO.

              (b)    Non-Routine Salary Adjustments.    As a result of the evaluations discussed above pertaining to their promotions, Mr. Vasos received a salary increase from $791,042 to $1,000,000 and Mr. Garratt received a salary increase from $309,708 to $500,000, in each case effective upon the applicable promotion date and to reflect his new role and expanded responsibilities and to provide compensation that was more appropriately aligned with the market comparator group data for his new role.

              Short-Term Cash Incentive Plan.    Our short-term cash incentive plan, called Teamshare, is established under our shareholder-approved Amended and Restated Annual Incentive Plan. The Teamshare program provides an opportunity to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance targets. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.

              (a)    2015 Teamshare Structure.    The Compensation Committee uses adjusted EBIT as the Teamshare financial performance measure because it is a comprehensive measure of our corporate performance and so is aligned with our shareholders' interests. For purposes of the 2015 Teamshare program, adjusted EBIT is defined as our operating profit as calculated in accordance with U.S. generally accepted accounting principles, but excludes:

  •
  the impact of (a) costs, fees and expenses directly related to consideration, negotiation, preparation, or consummation of any transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) or to any securities offering; (b) gain or loss recognized as a result of any derivative instrument transactions or hedging activities; (c) gains or losses associated with any early retirement of debt; (d) charges resulting from significant natural disasters; and (e) any significant gains or losses associated with our LIFO computation; and

  •
  unless disallowed by the Committee, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement; (c) charges for business restructurings; (d) losses due to new or modified tax, legislation or accounting changes enacted after the start of fiscal 2015; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The Committee used our 2015 annual financial plan adjusted EBIT target of $1.939 billion as the target for the 2015 Teamshare program and retained the threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels at 90% and 120% of the target level, respectively. These threshold and maximum performance levels had been used in the prior year Teamshare program to more closely reflect the practices of our market comparator group. Payouts for financial performance are based on actual results and are interpolated on a straight-line basis between threshold and target and between target and maximum.

              The bonus payable to each named executive officer upon achieving the target level of financial performance is equal to the applicable percentage of base salary shown in the table below. The target payout percentage of salary for Mr. Vasos was increased from 80% to 100% and for each of Mr. Garratt and Ms. Taylor from 50% to 65% in connection with their promotions. Except for the promotion-related decisions, these percentages for each named executive officer remained unchanged from those in effect at the end of the prior year based on the Committee's review of the market comparator group data. The promotion-related decisions for Messrs. Vasos and Garratt were determined as a result of the evaluations discussed above.

Name	Target % of Base Salary*
Mr. Vasos	80/100
Mr. Garratt/Ms. Taylor	50/65
All other named executive officers	65

*
Percentages for Messrs. Vasos and Garratt and Ms. Taylor are those in effect for each position held during 2015. The actual payout for each such officer is pro-rated for time in each position held during 2015. For all named executive officers, payout percentages at the threshold and maximum performance levels would be calculated at 50% and 300%, respectively, of the applicable target percentage of base salary.

              (b)    2015 Teamshare Results.    The Compensation Committee certified the adjusted EBIT performance result at $1.957 billion (100.92% of target) resulting in 2015 Teamshare payouts to each of Messrs. Vasos, Garratt, Flanigan and Ravener and Ms. Taylor of 109.2% of the target percentages set forth in the table above. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. Messrs. Tehle and Sparks were ineligible to receive a payout under the terms of the Teamshare program because they were not employed with us on the payment date.

              Long-Term Equity Incentive Program.    Long-term equity incentives are an important part of our pay for performance philosophy and are designed to motivate named executive officers to focus on long-term success for shareholders while rewarding them for a long-term commitment to us. The Compensation Committee considers annual equity awards each March at its regular quarterly meeting and considers special equity awards as necessary in connection with one-time events such as a new hire or promotion. Equity awards are made under our shareholder-approved Amended and Restated 2007 Stock Incentive Plan.

              (a)    2015 Annual Equity Awards.    Each year, the Compensation Committee determines a targeted equity award value for each named executive officer derived from benchmarking information and the appropriate mix of vehicles in which to deliver such targeted value (see "Use of Market Benchmarking Data"). In 2015, the targeted value for each named executive officer was unchanged from the prior year based on the Committee's review of the market comparator group data and, for Mr. Vasos, a decision to defer consideration of any increase until it was determined whether he would succeed Mr. Dreiling as CEO. In addition, as in the prior year, the targeted value was delivered 50% in options, 25% in PSUs and 25% in RSUs, which the Committee previously determined appropriately aligned with the equity mix among our market comparator group and balanced the incentive and retention goals of these awards.

              The options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date. The options vest 25% annually on the April 1 of each of the four fiscal years following the fiscal year in which the grant is made, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. The RSUs are payable in shares of our common stock and vest 33 1/3% over three years on the April 1 of the three fiscal years following the fiscal year in which the grant is made, subject to continued employment with us and certain accelerated vesting conditions. The PSUs can be earned if specified performance goals are achieved during the performance period (which was fiscal year 2015) and if certain additional vesting requirements are met.

              For PSUs the Committee selects and sets targets for financial performance measures, then establishes threshold and maximum levels of performance derived from those targets. The number of PSUs earned depends on the level of financial performance achieved versus the goals. The Committee selected adjusted EBITDA (weighted 50%) and ROIC (weighted 50%) as the 2015 financial performance measures for the PSUs at target levels equal to those used in our 2015 financial plan. These financial measures and weightings have been used for the PSUs since 2013 to appropriately balance the emphasis placed upon earnings performance as well as rigorous capital management over the long-term.

              The adjusted EBITDA performance target is computed as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but excludes the impact of all items excluded from the 2015 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges. The ROIC performance target is calculated as (a) the result of (x) the sum of (i) our operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals but excludes the impact of all items excluded from the 2015 Teamshare program adjusted EBIT calculation outlined above.

              The following table shows how the PSUs would be earned at each of the threshold, target and maximum performance levels. PSUs earned for financial performance between these levels are interpolated in a manner similar to that used for our 2015 Teamshare bonus program, and the number of PSUs earned could vary between 0% and 300% of the target award. The following tables also show the actual results of the 2015 financial performance measures and the actual number of PSUs earned.

	Adjusted EBITDA			ROIC
Level	Result v. Target (%)	EBITDA Result ($) (in millions)	Units Earned (% of Target)	Result v. Target (%)	ROIC Result (%)	Units Earned (% of Target)	Total Units Earned (% of Target)
Below Threshold	<90	<2,112	0	<94.75	<18.05	0	0
Threshold	90	2,112	25	94.75	18.05	25	50
Target	100	2,347	50	100.00	19.05	50	100
Maximum	120	2,817	150	110.50	21.05	150	300
2015 Results	100	2,347	50.0	100.5	19.14	54.5	104.5

Name	2015 PSUs Earned
Mr. Vasos	5,650
Mr. Tehle*	0
Mr. Garratt	1,261
Mr. Flanigan	4,143
Mr. Ravener	4,143
Ms. Taylor	4,143
Mr. Sparks*	0

*
Messrs. Tehle and Sparks forfeited the 2015 PSUs upon leaving Dollar General.

              One-third of the earned PSUs vested on the last day of the one-year performance period, and the remaining two-thirds will vest equally on each of April 1, 2017 and April 1, 2018, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. All vested PSUs will be settled in shares of our common stock.

              (b)    2015 Special Equity Awards.    In recognition of their new roles and increased responsibilities, and considering the market comparator group data in light of their experience and qualifications (see "Use of Market Benchmarking Data"), the Compensation Committee approved special equity awards to each of Messrs. Vasos and Garratt.

              Upon his promotion to CEO, Mr. Vasos received an award of non-qualified stock options having an approximate value of $5 million to purchase 256,682 shares of our common stock. Subject to certain limited vesting acceleration events, such options are scheduled to vest ratably in installments of 33 1/3% on each of the third, fourth and fifth anniversaries of the June 3, 2015 grant date, subject to Mr. Vasos' continued employment with us and holding requirements through the fifth anniversary of the grant date. The options will terminate no later than ten years from the grant date.

              Upon his promotion to Chief Financial Officer, Mr. Garratt received an award of non-qualified stock options having an approximate value of $124,000 to purchase 7,829 shares of our common stock. Subject to certain limited vesting acceleration events, such options are scheduled to vest ratably in installments of 25% on each of the first four anniversaries of the December 2, 2015 grant date, subject to Mr. Garratt's continued employment with us. The options will terminate no later than ten years from the grant date.

              (c)    2012 Performance-Based Restricted Stock Award.    In March 2012 the Compensation Committee awarded Mr. Dreiling 326,037 performance-based restricted shares of our common stock which could be earned by achieving certain earnings per share ("EPS") performance targets for fiscal years 2014 and 2015, subject to certain adjustments, derived from our long-term financial plan on the grant date. As previously disclosed, half of the award vested after the end of our 2014 fiscal year as a result of meeting the financial target. Mr. Dreiling forfeited the remaining half as a result of his retirement prior to the 2015 adjusted EPS certification date.

              (d)    Share Ownership Guidelines and Holding Requirements.    As shown below, we have adopted share ownership guidelines and holding requirements for senior officers. The share ownership guideline is a multiple of annual base salary as in effect on April 1, 2013 (or, if later, the hire or promotion date). The ownership levels are to be achieved within 5 years of the later of April 1, 2013 or the April 1 next following such person's hire or promotion date.

Officer Level	Multiple of Base Salary
CEO	5X
EVP	3X
SVP	2X

              Each senior officer is required to retain ownership of 50% of all net after-tax shares acquired from Dollar General until he or she reaches the target ownership level. Administrative details pertaining to these matters are established by the Compensation Committee.

              (e)    Policy Against Hedging and Pledging Transactions.    Our policy prohibits Board members and executive officers from (1) pledging Dollar General securities as collateral, (2) holding Dollar General securities in a margin account, and (3) hedging their ownership of Dollar General stock, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options (other than those granted by us) or other derivative instruments related to Dollar General stock.

              Benefits and Perquisites.    Our named executive officers participate in certain benefits on the same terms that are offered to all of our salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:

  •
  We provide a Compensation Deferral Plan (the "CDP") and, for named executive officers hired or promoted prior to May 28, 2008, a defined contribution Supplemental Executive Retirement Plan (the "SERP," and together with the CDP, the "CDP/SERP Plan").

  •
  We pay the premiums for a life insurance benefit equal to 2.5 times base salary up to a maximum of $3 million.

  •
  We pay administrative fees for short-term disability coverage, which provides income replacement of up to 70% of monthly base salary in the case of a short-term disability. We also pay the premiums under a group long-term disability plan, which provides 60% of base salary up to a maximum of $400,000.

  •
  We provide a relocation assistance program under a policy applicable to officer-level employees.

  •
  We provide personal financial and estate planning and tax preparation services through a third party.

              CEO Employment Transition Agreement.    As previously disclosed, Mr. Dreiling retired on January 29, 2016 (the "Retirement Date"). In light of his announced retirement plans, the Compensation Committee did not undertake performance reviews for Mr. Dreiling for 2014 or 2015, but rather deemed his performance to be satisfactory and determined his 2015 compensation as part of our negotiated employment transition agreement with him, effective March 10, 2015. The terms of the employment transition agreement were negotiated to secure Mr. Dreiling's services through the Retirement Date and ensure a smooth transition to his successor, and we believe the employment transition agreement successfully achieved those goals. Mr. Dreiling served as our CEO until we appointed Mr. Vasos as his successor. Thereafter, Mr. Dreiling served as Senior Advisor and as a member and Chairman of the Board through the Retirement Date. Mr. Dreiling remains subject to the business protections contained in the employment transition agreement, including non-competition and non-solicitation provisions, for two years following the Retirement Date.

              Pursuant to the employment transition agreement:

  •
  Mr. Dreiling received the same 2.95% base salary increase in 2015 that was budgeted for our entire U.S.-based employee population.

  •
  Mr. Dreiling participated in the 2015 Teamshare program at the same threshold (50% of target), target (130%) and maximum (300% of target) base salary percentage levels as the prior year, and we waived the requirement to be employed on the payment date. As discussed above, the Committee certified the adjusted EBIT performance result at $1.957 billion (100.92% of target) resulting in a 2015 Teamshare payout to Mr. Dreiling of 109.2% of his 130% target.

  •
  In lieu of receiving an annual equity award in 2015 under our long-term incentive program, Mr. Dreiling instead was awarded 57,670 RSUs, with an approximate value of $4 million (the "Transition RSU Award").

  •
  Mr. Dreiling retained coverage through the Retirement Date under all employee benefit plans and was entitled to all welfare, fringe and other benefits and perquisites that were available to all of our other executives.

  •
  Mr. Dreiling was entitled to limited additional perquisites, including reimbursement for up to $15,000 of legal expenses for review of the employment transition agreement (which he did not use), payment of the premiums on his portable long-term disability insurance through the Retirement Date, and personal use of our corporate airplane for his and his spouse's travel between Nashville, Tennessee, and Livermore, California, while he continued to serve as CEO, limited to no more than 100 hours total and 16 hours per month.

  •
  Mr. Dreiling's outstanding equity awards will continue to vest, if at all, in accordance with the terms of the applicable award agreements.

              The Transition RSU Award is a time-based award that vested in full as of the Retirement Date. Fifty percent of the award was paid on the first anniversary of the grant date and the remaining 50% will be paid on the second anniversary of the grant date, subject to accelerated payment in the event of death or disability or a change in control prior to a payment date, in each case as defined in the award agreement. The Transition RSU Award is payable in an equal number of shares of Dollar General common stock, subject to reduction, cancellation, forfeiture or recoupment, in whole or in part, upon various events specified in the award agreement, including but not limited to the breach of the business protection provisions set forth in the employment transition agreement.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers and an employment transition agreement with Mr. Dreiling that, among other things, provide for such executive's rights upon a termination of employment in exchange for valuable business protection provisions for us. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements. A change in control, by itself ("single trigger"), does not trigger any severance provision applicable to our named executive officers, except for the provisions related to outstanding long-term equity awards granted prior to 2016. The 2016 annual equity awards do not provide for single trigger vesting acceleration but rather require a termination event within a certain period of time following a change in control to accelerate vesting of such equity awards.

              As discussed elsewhere in this proxy statement, Messrs. Dreiling, Tehle and Sparks left Dollar General in fiscal 2015. Payments and other benefits to each such former officer in connection with these employment separations are itemized under "Potential Payments upon Termination or Change in Control as of January 29, 2016" below.

Considerations Associated with Regulatory Requirements

              Under Section 162(m) of the Internal Revenue Code, we generally may not take a tax deduction for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, our CEO or one of the other named executive officers (other than our Chief Financial Officer). As a result, we may not deduct any salary, signing bonus or other annual compensation paid or imputed to such covered officers that causes non-performance-based compensation to exceed the $1 million limit. Certain performance-based compensation is exempt from the deduction limit.

              We believe that our Amended and Restated 2007 Stock Incentive Plan and our Amended and Restated Annual Incentive Plan currently satisfy the requirements of Section 162(m). As a result, we may deduct compensation expense realized in connection with any (1) payments made under our Teamshare program, (2) stock options and stock appreciation rights, and (3) performance-based restricted stock and RSU awards. However, restricted stock or RSUs that solely vest over time are not "performance-based compensation" under Section 162(m), and we will be unable to deduct compensation expense realized in connection with those time-vested awards to persons covered by Section 162(m) to the extent their non-performance-based compensation exceeds $1 million. Our policies do not restrict the Compensation Committee from exercising discretion to approve compensation packages that may result in certain non-deductible compensation expenses but that the Committee nonetheless determines to be in our shareholders' best interests.

              The Committee administers our executive compensation program with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

    •
    Warren F. Bryant, Chairman

    •
    Patricia D. Fili-Krushel

    •
    William C. Rhodes, III

              The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of the 2015, 2014 and 2013 fiscal years. We have omitted from this table the columns for Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings because they are inapplicable.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Todd J. Vasos,	2015	926,605	808,022	5,932,285	956,548	99,541	(6)	8,723,001
Chief Executive Officer	2014	765,342	821,048	653,913	521,486	67,422		2,829,211
	2013	699,549	625,574	422,846	—	72,464		1,820,433

Richard W. Dreiling,	2015	1,361,760	4,309,102	—	1,942,422	604,587	(7)	8,217,871
Former Chairman,	2014	1,323,789	3,503,208	2,790,016	1,465,747	681,392		9,764,152
Chief Executive Officer &	2013	1,291,515	3,440,634	2,059,459	—	855,567		7,647,175
Senior Advisor

John W. Garratt,	2015	339,405	180,374	303,694	199,223	66,150	(8)	1,088,846
Executive Vice President &
Chief Financial Officer

David M. Tehle,	2015	309,572	592,530	599,657	—	32,819	(9)	1,534,578
Former Executive Vice President &	2014	727,140	602,090	479,529	402,558	136,438		2,347,755
Chief Financial Officer	2013	709,413	625,574	374,452	—	172,598		1,882,037

John W. Flanigan,	2015	477,339	592,530	599,657	340,439	101,901	(10)	2,111,866
Executive Vice President,	2014	464,029	602,090	479,529	256,895	86,989		1,889,532
Global Supply Chain	2013	452,716	625,574	374,452	—	105,319		1,558,061

Robert D. Ravener,	2015	521,999	592,530	599,657	372,291	50,700	(11)	2,137,177
Executive Vice President &
Chief People Officer

Rhonda M. Taylor,	2015	515,645	592,530	599,657	362,026	66,702	(12)	2,136,560
Executive Vice President &
General Counsel

Gregory A. Sparks,	2015	233,567	592,530	599,657	—	823,980	(13)	2,249,734
Former Executive Vice President,	2014	635,676	602,090	479,529	351,922	56,960		2,126,177
Store Operations	2013	620,178	625,574	374,452	—	300,228		1,920,432

(1)
Mr. Vasos served as Executive Vice President, Division President and Chief Merchandising Officer until November 2013 when he was promoted to Chief Operating Officer, then served in that position until his promotion to CEO in June 2015. Mr. Dreiling served as Chairman and CEO until June 2015 and then as Chairman and Senior Advisor until his retirement on January 29, 2016. Mr. Garratt joined Dollar General in October 2014 and served as Senior Vice President, Finance and Strategy, until July 2015 when he assumed the role of interim Chief Financial Officer. He was promoted to Executive Vice President and Chief Financial Officer in December 2015. He was not a named executive officer for 2014. Mr. Tehle served as Executive Vice President and Chief Financial Officer until his departure on June 30, 2015. Mr. Ravener and Ms. Taylor joined Dollar General in August 2008 and March 2000, respectively, but were not named executive officers for 2014 or 2013. Mr. Sparks served as Executive Vice President, Store Operations, until his departure on June 9, 2015.

(2)
Each named executive officer deferred under the CDP and contributed to our 401(k) Plan a portion of salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2015 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the respective aggregate grant date fair value of PSUs and RSUs awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. The PSUs are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Fiscal Year	Mr. Vasos ($)	Mr. Dreiling ($)	Mr. Garratt ($)	Mr. Tehle ($)	Mr. Flanigan ($)	Mr. Ravener ($)	Ms. Taylor ($)	Mr. Sparks ($)
2015	1,212,033	N/A	270,561	888,794	888,794	888,794	888,794	888,794
2014	1,234,699	5,268,189	N/A	905,481	905,481	N/A	N/A	905,481
2013	623,987	3,431,879	N/A	623,987	623,987	N/A	N/A	623,987

  Information regarding the assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2015 Form 10-K.

(4)
The amounts reported represent the respective aggregate grant date fair value of stock options awarded to the applicable named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2015 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" and "CEO Employment Transition Agreement" in "Compensation Discussion and Analysis" above. None of the named executive officers deferred any portion of the Teamshare bonus payments reported above under the CDP.

(6)
Includes $32,115 and $14,167, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,306 for premiums paid under our life insurance program; and $51,953 which represents the aggregate incremental cost of providing certain perquisites, including $21,470 for personal security services for a limited duration, $19,514 for financial and estate planning services, $5,000 for the reimbursement of legal expenses incurred in connection with the negotiation of his employment agreement and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, costs associated with attendance by him and his guests at sporting events, miscellaneous gifts, nominal incremental costs incurred for a guest to accompany him on business and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees.

(7)
Includes $268,303 for our contribution to the SERP and $54,675 and $13,690, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,692 for premiums paid under our life insurance program; $143,456 for cash dividends accumulated on shares of unvested restricted stock that were ultimately forfeited with the shares of unvested restricted stock upon Mr. Dreiling's retirement; and $122,771 which represents the aggregate incremental cost of providing certain perquisites, including $79,539 for costs associated with personal airplane usage, $19,437 for costs associated with financial and estate planning services, $12,118 for a retirement gift, $8,417 for premiums paid under a personal portable long-term disability policy, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, costs associated with attendance by him and his guests at sporting events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program which is offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the personal usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs.

(8)
Includes $1,979 for our match contributions to the 401(k) Plan; $7,080 for tax gross-ups related to relocation; $478 for premiums paid under our life insurance program; and $56,613 which represents the aggregate incremental cost of providing certain perquisites, including $53,672 for costs associated with relocation and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, costs associated with attendance by him and his guests at sporting events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees. The aggregate incremental cost related to relocation included expenses associated with physical movement of his household goods and costs incurred in connection with the sale of his former home (such as appraisals, inspections, pre-title expenses, title and deed costs, broker's commission, document preparation fees, recording fees and legal fees) and the purchase of his new home (including a one percent origination fee).

(9)
Includes $5,270 and $10,289, respectively, for our match contributions to the CDP and the 401(k) Plan; $437 for premiums paid under our life insurance program; and $16,823 which represents the aggregate incremental cost of providing certain perquisites, including $8,115 for financial and estate planning services, $8,200 for a retirement gift and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees.

(10)
Includes $54,982 for our contribution to the SERP and $10,560 and $13,404, respectively, for our match contributions to the CDP and the 401(k) Plan; $673 for premiums paid under our life insurance program; and $22,282 which represents the aggregate incremental cost of providing certain perquisites, including $19,514 for financial and estate planning services and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, a directed donation to charity, costs associated with attendance by him and his guests at sporting events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees.

(11)
Includes $12,787 and $13,309, respectively, for our match contributions to the CDP and the 401(k) Plan; $737 for premiums paid under our life insurance program; and $23,867 which represents the aggregate incremental cost of providing certain perquisites, including $19,514 for financial and estate planning services and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including premiums paid under our group long-term disability program, an executive physical, costs associated with attendance by him and his guests at sporting events, miscellaneous gifts, nominal incremental costs incurred for his spouse to accompany him on business and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to certain other employees.

(12)
Includes $52,521 for our contribution to the SERP and $13,453 for our match contributions to the 401(k) Plan; and $728 for premiums paid under our life insurance program. Perquisites and personal benefits totaled less than $10,000 and accordingly are not included in the table.

(13)
Includes $1,088 and $10,724, respectively, for our match contributions to the CDP and the 401(k) Plan; $305 for premiums paid under our life insurance program; $811,863 earned or paid for fiscal 2015 in connection with his departure from Dollar General equal to the sum of: (i) $420,326 representing the earned portion of the salary continuation payments, (ii) $362,303 representing two times the average percentage of his target bonus paid or to be paid to employees at the same job grade level under the annual bonus program for officers for the two fiscal years immediately preceding fiscal 2015, (iii) $19,234 representing two times our annual contribution for his participation in our pharmacy, medical, dental and vision benefits programs and (iv) $10,000 for outplacement services. See "Potential Payments upon Termination or Change in Control" below. Perquisites and personal benefits totaled less than $10,000 and accordingly are not included in the table.

Grants of Plan-Based Awards in Fiscal 2015

              The table below shows each named executive officer's fiscal 2015 Teamshare bonus opportunity under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards." Actual bonus amounts earned by such officers under the fiscal 2015 Teamshare program are shown in the Summary Compensation Table and, for those who received such payments, represent prorated payment on a graduated scale for financial performance between the target and maximum performance levels. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" for discussion of such Teamshare program.

              The table below also shows information regarding equity awards made to our named executive officers for fiscal 2015, all of which were granted pursuant to our Amended and Restated 2007 Stock Incentive Plan. The awards listed under "Estimated Possible Payouts Under Equity Incentive Plan Awards" include the threshold, target and maximum number of PSUs which could be earned by each applicable named executive officer based upon the level of achievement of fiscal 2015 financial performance measures. The awards listed under "All Other Stock Awards" represent RSUs payable in shares of common stock on a one-for-one basis that vest over time, and the awards listed under "All Other Option Awards" include non-qualified stock options that vest over time, in each case based upon the applicable named executive officer's continued employment by Dollar General. See "Long-Term Equity Incentive Program" and "CEO Employment Transition Agreement" in "Compensation Discussion and Analysis" above for further discussion of these awards.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
											Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Vasos	—	—	437,965	875,930	2,627,790	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	44,786	74.72	817,716
	3/17/15	3/17/15	—	—	—	—	—	—	5,407	—	—	404,011
	3/17/15	3/17/15	—	—	—	2,704	5,407	16,221	—	—	—	404,011
	6/3/15	5/27/15	—	—	—	—	—	—	—	256,682	76.00	5,114,569

Mr. Dreiling	—	—	889,357	1,778,715	5,336,144	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	57,670	—	—	4,309,102

Mr. Garratt	—	—	91,216	182,433	547,298	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	10,002	74.72	182,620
	3/17/15	3/17/15	—	—	—	—	—	—	1,207	—	—	90,187
	3/17/15	3/17/15	—	—	—	604	1,207	3,621	—	—	—	90,187
	12/2/15	12/1/15	—	—	—	—	—	—	—	7,829	65.35	121,075

Mr. Tehle	—	—	244,256	488,513	1,465,538	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	32,843	74.72	599,657
	3/17/15	3/17/15	—	—	—	—	—	—	3,965	—	—	296,265
	3/17/15	3/17/15	—	—	—	1,983	3,965	11,895	—	—	—	296,265

Mr. Flanigan	—	—	155,874	311,747	935,241	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	32,843	74.72	599,657
	3/17/15	3/17/15	—	—	—	—	—	—	3,965	—	—	296,265
	3/17/15	3/17/15	—	—	—	1,983	3,965	11,895	—	—	—	296,265

Mr. Ravener	—	—	170,457	340,915	1,022,744	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	32,843	74.72	599,657
	3/17/15	3/17/15	—	—	—	—	—	—	3,965	—	—	296,265
	3/17/15	3/17/15	—	—	—	1,983	3,965	11,895	—	—	—	296,265

Ms. Taylor	—	—	165,757	331,514	994,543	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	32,843	74.72	599,657
	3/17/15	3/17/15	—	—	—	—	—	—	3,965	—	—	296,265
	3/17/15	3/17/15	—	—	—	1,983	3,965	11,895	—	—	—	296,265

Mr. Sparks	—	—	213,532	427,064	1,281,193	—	—	—	—	—	—	—
	3/17/15	3/17/15	—	—	—	—	—	—	—	32,843	74.72	599,657
	3/17/15	3/17/15	—	—	—	—	—	—	3,965	—	—	296,265
	3/17/15	3/17/15	—	—	—	1,983	3,965	11,895	—	—	—	296,265

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 10 of the annual consolidated financial statements included in our 2015 Form 10-K.

Outstanding Equity Awards at 2015 Fiscal Year-End

              The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2015. The $7.9975 exercise price in the table below reflects an adjustment made in connection with a special dividend paid to our shareholders in September 2009 to reflect the effects of such dividend on such options, as required by the terms of such options. In October 2009, we completed a reverse split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse split and are reflected below. We have omitted from this table all columns for "Equity Incentive Plan Awards" because they are inapplicable.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Vasos	28,080	(1)	9,360	(1)	45.25	03/20/2022	—		—
	13,746	(2)	13,746	(2)	48.11	03/18/2023	—		—
	1,440	(3)	1,440	(3)	56.48	12/03/2023	—		—
	9,483	(4)	28,443	(4)	57.91	03/18/2024	—		—
	—		44,786	(5)	74.72	03/17/2025	—		—
	—		256,682	(6)	76.00	06/03/2025	—		—
	—		—		—	—	854	(7)	64,101	(7)
	—		—		—	—	4,506	(8)	338,220	(8)
	—		—		—	—	3,766	(9)	282,676	(9)
	—		—		—	—	2,172	(10)	163,030	(10)
	—		—		—	—	4,714	(11)	353,833	(11)
	—		—		—	—	5,407	(12)	405,849	(12)

Mr. Dreiling	—		57,056	(1)	45.25	03/20/2022	—		—
	—		37,801	(2)	48.11	03/18/2023	—		—
	—		40,454	(4)	57.91	03/18/2024	—		—

Mr. Garratt	1,260	(13)	3,771	(13)	66.69	12/03/2024	—		—
	—		10,002	(5)	74.72	03/17/2025	—		—
	—		7,829	(14)	65.35	12/02/2025	—		—
	—		—		—	—	840	(9)	63,050	(9)
	—		—		—	—	1,207	(12)	90,597	(12)

Mr. Tehle	—		—		—	—	—		—

Mr. Flanigan	28,080	(1)	9,360	(1)	45.25	03/20/2022	—		—
	13,746	(2)	13,746	(2)	48.11	03/18/2023	—		—
	6,953	(4)	20,859	(4)	57.91	03/18/2024	—		—
	—		32,843	(5)	74.72	03/17/2025	—		—
	—		—		—	—	854	(7)	64,101	(7)
	—		—		—	—	3,304	(8)	247,998	(8)
	—		—		—	—	2,762	(9)	207,316	(9)
	—		—		—	—	2,172	(10)	163,030	(10)
	—		—		—	—	3,456	(11)	259,407	(11)
	—		—		—	—	3,965	(12)	297,613	(12)

Mr. Ravener	3,094	(15)	—		7.9975	08/28/2018	—		—
	18,094	(16)	—		7.9975	12/19/2018	—		—
	49,019	(17)	—		25.25	03/24/2020	—		—
	28,080	(1)	9,360	(1)	45.25	03/20/2022	—		—
	13,746	(2)	13,746	(2)	48.11	03/18/2023	—		—
	6,953	(4)	20,859	(4)	57.91	03/18/2024	—		—
	—		32,843	(5)	74.72	03/17/2025	—		—
	—		—		—	—	854	(7)	64,101	(7)
	—		—		—	—	3,304	(8)	247,998	(8)
	—		—		—	—	2,762	(9)	207,316	(9)
	—		—		—	—	2,172	(10)	163,030	(10)
	—		—		—	—	3,456	(11)	259,407	(11)
	—		—		—	—	3,965	(12)	297,613	(12)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ms. Taylor	10,284	(18)	—		25.25	03/24/2020	—		—
	3,547	(1)	1,182	(1)	45.25	03/20/2022	—		—
	1,501	(2)	1,498	(2)	48.11	03/18/2023	—		—
	3,454	(19)	3,454	(19)	54.48	05/28/2023	—		—
	2,119	(4)	6,351	(4)	57.91	03/18/2024	—		—
	—		32,843	(5)	74.72	03/17/2025	—		—
	—		—		—	—	93	(7)	6,981	(7)
	—		—		—	—	1,006	(8)	75,510	(8)
	—		—		—	—	2,762	(9)	207,316	(9)
	—		—		—	—	237	(10)	17,789	(10)
	—		—		—	—	1,052	(11)	78,963	(11)
	—		—		—	—	3,965	(12)	297,613	(12)

Mr. Sparks	—		—		—	—	—		—

(1)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of March 20, 2012, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(2)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of March 18, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(3)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of December 3, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(4)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of March 18, 2014, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(5)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on April 1 of 2016, 2017, 2018 and 2019, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(6)
These options are part of a grant of time-based options with a vesting schedule of 33 1/3% per year on each of the third, fourth and fifth anniversaries of June 3, 2015, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(7)
Represents PSUs, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2013 and scheduled to vest on March 18, 2016, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 29, 2016.

(8)
Represents PSUs, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2014 and scheduled to vest 50% per year on March 18, 2016 and March 18, 2017, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 29, 2016.

(9)
Represents PSUs, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2015 and scheduled to vest 50% per year on April 1, 2017 and April 1, 2018, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of units by the closing market price of one share of our common stock on January 29, 2016.

(10)
Represents RSUs, to be paid in an equal number of shares of our common stock, which are scheduled to vest on March 18, 2016, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 29, 2016.

(11)
Represents RSUs, to be paid in an equal number of shares of our common stock, which are scheduled to vest 50% per year on March 18, 2016 and March 18, 2017, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 29, 2016.

(12)
Represents RSUs, to be paid in an equal number of shares of our common stock, which are scheduled to vest in three equal installments on April 1, 2016, April 1, 2017 and April 1, 2018, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 29, 2016.

(13)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of December 3, 2014, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(14)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of December 2, 2015, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(15)
These options vested on August 25, 2013.

(16)
These options vested in increments of 208 shares on April 3, 2013; 1,029 shares on April 22, 2013; 4,680 shares on July 11, 2013; 11,428 shares on August 25, 2013; and 749 shares on December 11, 2013.

(17)
These options vested in increments of 6,516 shares on February 1, 2013; 13,422 shares on each of March 24, 2013, January 31, 2014 and March 24, 2014; and 2,237 shares on January 30, 2015.

(18)
These options vested in increments of 1,072 shares on January 28, 2011; 1,286 shares on each of March 24, 2011, February 3, 2012 and March 24, 2012; 1,285 shares on each of February 1, 2013, March 24, 2013, January 31, 2014 and March 24, 2014; and 214 shares on January 30, 2015.

(19)
These options are part of a grant of time-based options with a vesting schedule of 25% per year on each of the first four anniversaries of May 28, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

Option Exercises and Stock Vested During Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Vasos	—	—	9,414	709,937
Mr. Dreiling	398,880	13,206,896	296,797	21,638,854
Mr. Garratt	—	—	421	31,600
Mr. Tehle	48,779	1,399,187	6,902	521,179
Mr. Flanigan	28,449	1,437,362	8,283	624,837
Mr. Ravener	—	—	8,283	624,837
Ms. Taylor	—	—	2,509	188,803
Mr. Sparks	48,779	1,426,209	6,902	521,179

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the market price of our common stock on the date of exercise and the exercise price.

(3)
Represents the gross number of shares acquired upon vesting of PSUs and RSUs, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations. For Mr. Dreiling, the reported amounts include shares underlying RSUs that vested on January 29, 2016 but are subject to delayed payment, including 57,670 RSUs scheduled to be paid 50% on March 17, 2016 and 50% on March 17, 2017, and 22,005 RSUs scheduled to be paid on July 30, 2016, in each case subject to certain accelerated payment provisions.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date. As discussed in more detail in footnote 3, for Mr. Dreiling, the reported value realized includes the value associated with shares underlying RSUs that vested on January 29, 2016 but are subject to delayed payment.

Pension Benefits
Fiscal 2015

              We have omitted the Pension Benefits table because it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2015

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Mr. Vasos	46,330	32,115	(10,963)	—	533,614
Mr. Dreiling	62,387	322,977	18,456	—	2,880,653
Mr. Garratt	2,083	—	25	—	2,108
Mr. Tehle	15,479	5,270	(135,029)	(1,980,227)	0
Mr. Flanigan	21,869	65,541	(13,666)	—	618,838
Mr. Ravener	26,100	12,787	(10,107)	—	333,425
Ms. Taylor	2,188	52,521	(6,662)	—	208,177
Mr. Sparks	11,678	1,088	10	(116,204)	0

(1)
All of the reported amounts for each named executive officer are reported in the Summary Compensation Table as "Salary" for 2015.

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Each distribution was made following Messrs. Tehle's and Sparks's respective service termination pursuant to prior elections made under the CDP/SERP Plan.

(5)
Of the amounts reported, the following were previously reported as compensation to the named executive officer for years prior to 2015 in a Summary Compensation Table: Mr. Vasos ($374,751); Mr. Dreiling ($2,183,084); Mr. Tehle ($1,475,241); Mr. Flanigan ($149,969); Mr. Ravener ($31,747); each of Mr. Garratt and Ms. Taylor ($0); and Mr. Sparks ($102,228).

              Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his base salary if his compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his bonus pay if his compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) Plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008, including Messrs. Vasos, Garratt, Ravener and Sparks, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2015 contribution percentage was 9.5% for Mr. Dreiling and 7.5% for each of Mr. Flanigan and Ms. Taylor. Mr. Tehle was not eligible for a fiscal 2015 SERP contribution because he was not employed as of December 31, 2015. All applicable named executive officers are 100% vested in their respective SERP amounts.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the CDP/SERP Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash.

              As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control

              Our agreements with our named executive officers and certain plans and programs in which our named executive officers participate, in each case as in effect at the end of our 2015 fiscal year, provide for benefits or payments upon certain employment termination or change in control events. These benefits and payments are discussed below except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under "Nonqualified Deferred Compensation Fiscal 2015" above. Because each of Messrs. Dreiling's, Tehle's and Sparks's employment ended on or before the end of our 2015 fiscal year, we discuss below only the payments each has received or will receive in connection therewith.

Payments to Mr. Dreiling

              Mr. Dreiling retired on January 29, 2016. Pursuant to the terms of his employment transition agreement with us, effective March 10, 2015, Mr. Dreiling was entitled to receive a fiscal 2015 Teamshare bonus payment to the extent earned as a result of the achievement of the fiscal 2015 financial performance goal and payable at the same time as payments are made to other Teamshare participants as discussed in "Compensation Discussion and Analysis" and reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

              Mr. Dreiling's outstanding stock options, 2013 PSUs and 2014 PSUs (defined below), and RSUs (other than the Transition RSU Award) were treated as described below under "Payments Upon Termination Due to Retirement."

              The Transition RSU Award fully vested on January 29, 2016 and is scheduled to be paid as to 50% of the award on each of the first two anniversaries of the March 17, 2015 grant date, subject to reduction, cancellation, forfeiture or recoupment, in whole or in part, upon various events specified in the award agreement, including the breach of any of the business protection provisions set forth in his employment transition agreement. Such RSUs are subject to accelerated payment in the event of death or disability (in which event payment will be made within 90 days following such event) or a change in control (in which event the payment will be made upon the change in control), in each case prior to an originally scheduled payment date. Disability and change in control are defined in the equity award agreement.

              Finally, upon his retirement Mr. Dreiling forfeited the unvested portion of the performance-based restricted stock awarded to him in 2012.

              Mr. Dreiling is subject to various business protection provisions substantially as described for the other named executive officers below under "Payments Upon Voluntary Termination—Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement."

Payments to Mr. Tehle

              Mr. Tehle's service termination date was June 30, 2015, and his departure was treated as a voluntary termination without good reason under all applicable plans and agreements. His outstanding equity awards were treated as described below under "Payments Upon Voluntary Termination—Voluntary Termination without Good Reason."

Payments to Mr. Sparks

              Mr. Sparks' service termination date was June 9, 2015. He received or will receive severance payments and benefits, and his outstanding equity awards were treated, as described under "Payments Upon Involuntary Termination—Involuntary Termination without Cause."

Payments Upon Termination Due to Death or Disability

              Pre-2012 Equity Awards.    Mr. Ravener and Ms. Taylor have options outstanding that were granted prior to 2012. All such options are fully vested and generally may be exercised for a period of one year from termination of employment due to death or disability (as defined in the applicable award agreement) unless such options have expired earlier.

              Post-2011 Equity Awards.    If a named executive officer's employment with us terminates due to death or disability (as defined in the applicable award agreement):

  •
  Stock Options. Any outstanding unvested stock option shall become immediately vested and exercisable with respect to 100% of the shares subject to the option immediately prior to such event, and such vested options may be exercised until the first anniversary of the employment termination date.

  •
  Performance Share Units. PSUs were awarded in fiscal 2013 ("2013 PSUs"), fiscal 2014 ("2014 PSUs") and, except for Mr. Dreiling, fiscal 2015 ("2015 PSUs") to each named executive who was employed by us at the time of the applicable award.
  ✓
  If such termination had occurred before January 29, 2016 for the 2015 PSUs, a pro-rated portion (based on months employed during the one year performance period) of one-third of the 2015 PSUs earned based on performance during the entire performance period would have become vested and nonforfeitable (unless previously vested or forfeited) as of January 29, 2016 and would have been paid on April 1, 2016. If such termination had occurred on or after January 29, 2016 for the 2015 PSUs and before April 1, 2016, the participant would have received the one-third of the 2015 PSUs earned that are described above, without proration.

  ✓
  If such termination occurs after March 18, 2014 for the 2013 PSUs, March 18, 2015 for the 2014 PSUs or April 1, 2016 for the 2015 PSUs, any remaining earned but unvested PSUs from such awards shall become vested and nonforfeitable as of the date of such event and shall be paid within 30 days thereafter. Otherwise, any earned but unvested PSUs from such awards shall be forfeited and cancelled on the date of the termination of employment.

  •
  Restricted Stock Units. Any outstanding RSUs will become fully vested and nonforfeitable upon such death or disability and will be paid within 30 days (for RSUs granted prior to 2015) or 90 days (for RSUs granted in 2015) following the date of death or disability.

              Other Payments.    In the event of death, a named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times such officer's annual base salary. In addition, in the event of disability (as defined in the governing document), a named executive officer would receive 60% of covered monthly earnings up to $20,000 per month under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), a named executive officer's CDP/SERP Plan benefit will become fully vested (to the extent not already vested) and will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Additionally, in the event of death on or after the last day of a fiscal year, a named executive officer will receive payment for his or her incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise generally requires that a participant remain employed on the payment date to be entitled to any incentive bonus earned for that fiscal year).

Payments Upon Termination Due to Retirement

              Except as provided immediately below with respect to stock options, PSUs and RSUs awarded after 2011, retirement (as defined in the applicable governing document) is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, and as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers.

              In the event a named executive officer retires:

  •
  Stock Options. The portion of the stock options that would have become vested and exercisable within the one year period following the retirement date if such officer had remained employed with us shall remain outstanding for a period of one year following the retirement date and shall become vested and exercisable on the anniversary of the grant date that falls within the one year period following the retirement date (but only to the extent such portion has not otherwise terminated or become exercisable). However, if during such one year period a change in control occurs or the officer dies or incurs a disability, such portion shall instead become immediately vested and exercisable (but only to the extent such portion has not otherwise terminated). Otherwise, any option which is unvested and unexercisable on the termination date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the fifth anniversary of the retirement date, but no later than the 10th anniversary of the grant date.

  •
  Performance Share Units.
  ✓
  For the 2015 PSUs, if such retirement had occurred before January 29, 2016, or on or after January 29, 2016 and before April 1, 2016, the vesting and payment of PSUs from such award would have been identical to the vesting and payment of PSUs in the death and disability scenarios discussed above for the 2015 PSUs during these time periods.

    ✓
    If such retirement had occurred after March 19, 2015 but before March 18, 2016 for the 2014 PSUs or occurs after April 2, 2016 but before April 1, 2017 for the 2015 PSUs, an additional one-third of earned PSUs from such awards would become vested and nonforfeitable and would be paid on the retirement date. If such retirement occurs after March 19, 2015 but before March 18, 2016 for the 2013 PSUs, after March 19, 2016 but before March 18, 2017 for the 2014 PSUs, and after April 2, 2017 but before April 1, 2018 for the 2015 PSUs, an additional one-third of earned PSUs from such awards would become vested and nonforfeitable and would be paid on the retirement date. Otherwise, any earned but unvested PSUs from such awards shall be forfeited and cancelled on the retirement date.
  •
  Restricted Stock Units. The one-third of the outstanding RSUs that would have become vested and nonforfeitable on the next immediately following vesting date if such officer had remained employed through such date will become vested and nonforfeitable upon such retirement (provided that if the retirement occurs on a vesting date no accelerated vesting will occur, but rather the officer shall be entitled only to the portion of the RSUs that were scheduled to vest on such vesting date) and will be paid six months and one day following the retirement date.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the resignation occurs with or without "good reason" (as defined in the applicable agreement) or after our failure to offer to renew, extend or replace the applicable employment agreement under certain circumstances.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If a named executive officer resigns with good reason (as defined in the applicable equity award agreement), he or she will forfeit all then unvested equity awards and generally may exercise any vested options up to 90 days following the resignation date, but in no event later than the 10th anniversary of the grant date. To the extent Mr. Vasos exercises prior to June 3, 2020 any of the options awarded on June 3, 2015, he will be required to hold any net shares acquired upon the exercise until June 3, 2020. If a named executive officer resigns under the circumstances described in (2) below, his or her equity will be treated as described under "Voluntary Termination without Good Reason" below.

              If a named executive officer resigns (1) with good reason (as defined in the applicable employment agreement) after giving 30 days (90 days in the case of Mr. Vasos) written notice within 30 days after the event purported to give rise to the claim for good reason and opportunity for us to cure any such claimed event within 30 days after receiving such notice, or (2) within 60 days (90 days in the case of Mr. Vasos) of our failure to offer to renew, extend or replace his or her employment agreement before, at or within 6 months (one year in the case of Mr. Vasos) after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's retirement or termination other than for good reason), then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:

    •
    Continuation of base salary, generally as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures. With the exception of Mr. Vasos, the amount of any payment or entitlement to payment of the base salary continuation shall be forfeited or, if paid, subject to recovery if and to the extent any base salary is earned as a result of subsequent employment during the 24 months after the termination date.

    •
    A lump sum payment of two times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the two fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Vasos, such lump sum payment instead will equal two times his annual target bonus in respect of the fiscal year in which his termination occurs). Mr. Vasos also will receive a lump sum payment, payable when annual bonuses are paid to our other senior executives, of a pro-rata portion of the annual bonus, if any, that he would have been entitled to receive for the fiscal year of termination, if such termination had not occurred, based on our performance for the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days during which he was employed by us in the fiscal year and the denominator of which is 365.

    •
    A lump sum payment of two times our annual contribution that would have been made in respect of the plan year in which such termination occurs for the named executive officer's participation in our pharmacy, medical, dental and vision benefits programs.

    •
    Reasonable outplacement services for one year or, if earlier, until subsequent employment.

              Note that any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60 day period after employment termination will instead be payable in a single lump sum on the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments over the remaining 24 month period as set forth above.

              However, in certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, and any payments due after the six-month period would be paid at the normal payment date provided for under the applicable employment agreement.

              The named executive officer will forfeit any unpaid severance amounts, and we retain any other rights we have available under law or equity, upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include the following business protection provisions:

    •
    The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of two years following the employment termination date.

    •
    For a period of two years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his or her termination date or any state in which we have specific plans to open stores within six months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person then planning to enter the discount consumable basics retail business, if the named executive officer is required to perform services which are substantially similar to those he or she provided or directed at any time while employed by us.

    •
    For a period of two years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees to cease employment with us.

    •
    For a period of two years after the employment termination date, the named executive officer may not solicit or communicate with any person or entity who has a business relationship with us and with whom the named executive officer had contact while employed by us, if it would likely interfere with our business relationships or result in an unfair competitive advantage over us.

              Voluntary Termination without Good Reason.    If a named executive officer resigns without good reason, he or she will forfeit all then unvested equity awards and all vested but unexercised options that were granted prior to 2012. The named executive officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date, but in any event prior to the 10th anniversary of the grant date. To the extent Mr. Vasos exercises prior to June 3, 2020 any of the options awarded on June 3, 2015, he will be required to hold any net shares acquired upon the exercise until June 3, 2020.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause" (as defined in each named executive officer's employment agreement or equity award agreement, as applicable).

              Involuntary Termination for Cause.    Upon an involuntary termination for cause, a named executive officer will forfeit all unvested equity grants and all vested but unexercised options.

              Involuntary Termination without Cause.    Upon an involuntary termination without cause, a named executive officer:

    •
    Will forfeit all then unvested equity awards.

    •
    Generally may exercise any vested options up to 90 days following the termination date, but in any event prior to the 10th anniversary of the grant date. To the extent Mr. Vasos exercises prior to June 3, 2020 any of the options awarded on June 3, 2015, he will be required to hold any net shares acquired upon the exercise until June 3, 2020.

    •
    Will receive the same severance payments and benefits on the same terms and conditions (except for the notice and cure provisions) as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under the applicable governing document), regardless of whether the named executive officer's employment terminates:

  •
  All options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to the change in control.

  •
  If the change in control occurs on or before the completion of the applicable performance period, and the named executive officer has remained continuously employed until the change in control, all unvested PSUs that have not previously been forfeited will immediately be deemed earned at the target level and shall vest, become nonforfeitable and be paid upon the change in control.

  •
  If the change in control occurs after completion of the applicable performance period, and the named executive officer has remained continuously employed until the change in control, all previously earned but unvested PSUs that have not previously been forfeited will immediately vest, become nonforfeitable and be paid upon the change in control.

  •
  All outstanding RSUs will become vested and nonforfeitable and will be paid upon the change in control.

  •
  All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              Upon an involuntary termination without cause or a resignation for good reason following the change in control, a named executive officer will receive the same severance payments and benefits as described above under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement." However, a named executive officer will have one year from the termination date in which to exercise vested options that were granted after 2011 if he or she resigns or is involuntarily terminated within two years of the change in control under any scenario other than retirement or involuntary termination with cause (in which respective cases, he or she will have five years from the retirement date to exercise vested options and will forfeit any vested but unexercised options held at the time of the termination with cause).

              In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer's employment agreement provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the "golden parachute" excise tax under federal income tax rules (the "excise tax") unless he or she signs a release and the after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, such officer's payments and benefits would not be capped and such officer would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax.

              Except for Messrs. Dreiling and Sparks, for whom a separate table is provided below to reflect actual payments based upon their respective termination scenarios, and Mr. Tehle, who is not included in the table because he received no such payments as a result of his service termination, the following table reflects potential payments to each named executive officer in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on, and assuming the scenario was effective as of, January 29, 2016. For stock valuations, we have used the closing price of our stock on the NYSE on January 29, 2016 ($75.06). The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, exclude earned but unpaid base salary through the employment termination date and equity awards and CDP/SERP Plan benefits that had vested prior to the event. For more information regarding the CDP/SERP Plan benefits, see "Nonqualified Deferred Compensation Fiscal 2015" above. The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. Other than with respect to Messrs. Dreiling and Sparks, the amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events as of January 29, 2016

Name/Item	Death ($)	Disability ($)	Retirement ($)(1)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary With Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)
Mr. Vasos
Equity Vesting Due to Event	2,476,593	2,476,593	n/a	n/a	n/a	n/a	2,910,140
Cash Severance	956,548	n/a	n/a	n/a	4,956,548	n/a	4,956,548
Health Payment	n/a	n/a	n/a	n/a	10,623	n/a	10,623
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	2,500,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	5,933,141	2,476,593	n/a	n/a	4,975,671	n/a	7,885,811

Mr. Garratt
Equity Vesting Due to Event	233,181	233,181	n/a	n/a	n/a	n/a	292,178
Cash Severance	199,223	n/a	n/a	n/a	1,275,716	n/a	1,275,716
Health Payment	n/a	n/a	n/a	n/a	20,822	n/a	20,822
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,250,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	1,682,404	233,181	n/a	n/a	1,305,038	n/a	1,597,217

Mr. Flanigan
Equity Vesting Due to Event	2,030,184	2,030,184	1,270,082	n/a	n/a	n/a	2,348,138
Cash Severance	340,439	n/a	n/a	n/a	1,223,695	n/a	1,223,695
Health Payment	n/a	n/a	n/a	n/a	10,623	n/a	10,623
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,200,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	3,570,623	2,030,184	1,270,082	n/a	1,242,818	n/a	3,590,956

Mr. Ravener
Equity Vesting Due to Event	2,030,184	2,030,184	n/a	n/a	n/a	n/a	2,348,138
Cash Severance	372,291	n/a	n/a	n/a	1,338,186	n/a	1,338,186
Health Payment	n/a	n/a	n/a	n/a	20,102	n/a	20,102
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,312,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	3,714,475	2,030,184	n/a	n/a	1,366,788	n/a	3,714,925

Ms. Taylor
Equity Vesting Due to Event	809,535	809,535	n/a	n/a	n/a	n/a	1,041,245
Cash Severance	362,026	n/a	n/a	n/a	1,339,502	n/a	1,339,502
Health Payment	n/a	n/a	n/a	n/a	19,705	n/a	19,705
Outplacement(2)	n/a	n/a	n/a	n/a	8,500	n/a	8,500
Life Insurance Proceeds	1,313,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,484,561	809,535	n/a	n/a	1,367,707	n/a	2,408,953

(1)
Mr. Flanigan was the only named executive officer other than Mr. Dreiling who was eligible for retirement on January 29, 2016.

(2)
Estimated based on information provided by our outplacement services provider.

 Actual Payments to Messrs. Dreiling and Sparks

Mr. Dreiling(1)	Payments in Connection with Retirement
Equity Vesting Due to Event	$10,467,726
Fiscal 2015 Teamshare Payout	$1,942,422
Cash Severance	n/a
Health Continuation	n/a
Outplacement	n/a
Life Insurance Proceeds	n/a
Total	$12,410,148

Mr. Sparks(2)	Payments in Connection with Involuntary Termination Without Cause
Equity Vesting Due to Event	n/a
Cash Severance	$1,676,348
Health Payment	$19,234
Outplacement	$10,000
Life Insurance Proceeds	n/a
Total	$1,705,582

(1)
See "Payments to Mr. Dreiling" above.

(2)
See "Payments to Mr. Sparks" above.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Bryant and Rhodes and Ms. Fili-Krushel was a member of our Compensation Committee during 2015. None of these persons (1) was at any time during 2015 an officer or employee of Dollar General or any of our subsidiaries; (2) was at any time prior to 2015 an officer of Dollar General or any of our subsidiaries; or (3) had any relationship requiring disclosure under the section of this document entitled "Transactions with Management and Others." Also, none of our executive officers serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Dollar General or as a member of our Compensation Committee.

Compensation Risk Considerations

              In December 2015, our Compensation Committee, with input from its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program were not reasonably likely to have a material adverse effect on Dollar General. The Compensation Committee rolled forward this assessment in March 2016 to consider any changes to the compensation program since December 2015 and reached the same conclusion as it reached in December 2015.

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security over which that person has or shares voting or investment power or which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 286,669,916 shares of our common stock outstanding as of March 17, 2016.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 17, 2016 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	25,701,473	9.0%
GIC Private Limited(2)	22,673,678	7.9%
The Vanguard Group(3)	20,122,432	7.0%

(1)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 22,776,178 shares and sole power to dispose or direct the disposition of 25,701,473 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. All information is based solely on Amendment No. 1 to Statement on Schedule 13G filed on January 26, 2016.

(2)
GIC Private Limited ("GIC") is a fund manager with two clients—the Government of Singapore ("GoS") and the Monetary Authority of Singapore ("MAS"). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and dispose of the 17,057,026 securities beneficially owned by it. GIC shares power to vote and dispose of 5,616,152 securities beneficially owned by it with MAS. GIC disclaims membership in a group. The address of GIC is 168, Robinson Road, #37-01, Capital Tower, Singapore 068912. All information is based solely on Amendment No. 1 to Statement on Schedule 13G filed on February 2, 2016.

(3)
The Vanguard Group has sole power to vote or direct the vote over 555,340 shares, shared power to vote or direct the vote over 30,500 shares, sole power to dispose or direct the disposition of 19,543,480 shares, and shared power to dispose or direct the disposition of 578,952 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 458,352 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 217,588 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 2 to Statement on Schedule 13G filed on February 11, 2016.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 17, 2016 by our current directors and our named executive officers individually and by our current directors and all of our current executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warren F. Bryant(1)(2)	25,357	*
Michael M. Calbert(1)(2)(3)	69,371	*
Sandra B. Cochran(1)(2)	12,107	*
Patricia D. Fili-Krushel(1)	10,735	*
Paula A. Price(1)(2)	3,446	*
William C. Rhodes, III(1)(2)(4)	41,342	*
David B. Rickard(1)(2)	25,573	*
Todd J. Vasos(1)	144,601	*
Richard W. Dreiling(1)	152,049	*
John W. Garratt(1)	4,586	*
David M. Tehle	—	—
John W. Flanigan(1)	53,877	*
Robert D. Ravener(1)	168,885	*
Rhonda M. Taylor(1)	37,853	*
Gregory A. Sparks	—	—
All current directors and executive officers as a group (15 persons)(1)(2)(3)(4)	630,172	*

*
Denotes less than 1% of class.

(1)
Includes the following number of shares underlying RSUs (including additional RSUs credited as a result of dividend equivalents earned with respect to the RSUs) that are or could be settleable within 60 days of March 17, 2016 over which the person will not have voting or investment power until the RSUs are settled: Mr. Bryant (3,011); Mr. Calbert (4,179); Ms. Cochran (2,050); Ms. Price and Mr. Rhodes (1,682); Mr. Rickard (5,190); Mr. Vasos (6,332); Mr. Garratt (403); Messrs. Flanigan and Ravener (5,223); Ms. Taylor (2,086); and all current directors and executive officers as a group (38,651). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 17, 2016 over which the person will not have voting or investment power until the options are exercised: each of Messrs. Bryant, Calbert and Rhodes (15,088); Ms. Cochran (6,426); Ms. Fili-Krushel (6,255); Ms. Price (1,201); Mr. Rickard (14,845); Mr. Vasos (89,661); Mr. Dreiling (135,311); Mr. Garratt (3,762); Mr. Flanigan (38,352); Mr. Ravener (150,385); Ms. Taylor (30,808); and all current directors and executive officers as a group (402,636). Further includes the following number of shares underlying earned PSUs that are or could be settleable within 60 days of March 17, 2016 over which the person will not have voting or investment power until the PSUs are settled: Mr. Vasos (4,991); Mr. Garratt (421); Mr. Flanigan (6,920); Mr. Ravener (3,887); Ms. Taylor (1,977); and all current directors and executive officers as a group (19,380). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group but not for the purpose of computing the percentage ownership of any other person.

(2)
Share totals have been rounded to the nearest whole share to simplify reporting.

(3)
Mr. Calbert shares voting and investment power over 38,000 shares with his spouse, Barbara Calbert, as co-trustee of The Michael and Barbara Calbert 2007 Joint Revocable Trust.

(4)
Mr. Rhodes shares voting and investment power over 23,597 shares with his spouse, Amy Rhodes, as power of attorney of The Amy Plunkett Rhodes Revocable Living Trust, dated July 30, 2014.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

    •
    reviewed and discussed with management the audited financial statements for the fiscal year ended January 29, 2016,

    •
    discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

    •
    received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

    •
    discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2016 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

    •
    David B. Rickard, Chairman

    •
    Warren F. Bryant

    •
    Sandra B. Cochran

    •
    Paula A. Price

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who is responsible for the selection of the independent auditor?

              The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor that is retained to audit our financial statements.

Was the Audit Committee involved in the lead audit partner selection process?

              Yes. Prior to the selection of the current lead audit partner, the Chairman of the Audit Committee interviewed the lead audit partner candidates, and the Audit Committee discussed with management such candidates' qualifications and experience.

Does the Audit Committee evaluate the independent auditor and the lead audit partner?

              Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor's qualifications, performance and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.

Who has the Audit Committee selected as the independent registered public accounting firm?

              After conducting the evaluation process discussed above, the Audit Committee selected Ernst & Young LLP as our independent auditor for the 2016 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2016 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent auditor in 2015 and 2014?

              The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years:

Service	2015 Aggregate Fees Billed ($)	2014 Aggregate Fees Billed ($)
Audit Fees(1)	2,272,623	2,071,205
Audit-Related Fees(2)	32,000	30,000
Tax Fees(3)	1,910,042	1,652,136
All Other Fees(4)	1,995	1,920

(1)
Represents for each fiscal year the aggregate fees billed for professional services for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Represents for each fiscal year the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The fees for each year relate to the employee benefit plan audit.

(3)
2015 and 2014 fees relate primarily to tax compliance services, which represented $1,805,042 and $1,547,136 in 2015 and 2014, respectively, for work related to work opportunity tax credit assistance and foreign sourcing offices' tax compliance. The remaining tax fees for each such year are for tax advisory services related to inventory.

(4)
2015 and 2014 fees are for a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent auditor?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee's Chairman (or any Committee member if the Chairman is unavailable) may pre-approve such services between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2015 and 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The U.S. securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2015, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that (1) Ms. Price filed 1 late Form 4 to report 1 open market purchase of shares of Dollar General common stock; and (2) as a result of an administrative oversight, Mr. Vasos filed 1 late Form 4 to correct the number of shares of Dollar General common stock underlying an RSU and stock option grant and the number of securities beneficially owned after such transaction, which were previously incorrectly reported on a timely-filed Form 4.

SHAREHOLDER PROPOSALS
FOR 2017 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2017 annual meeting of shareholders, eligible shareholders must submit proposals that comply with relevant SEC regulations for our receipt by December 9, 2016. To introduce other new business at the 2017 annual meeting, you must deliver written notice to us no earlier than the close of business on January 25, 2017 and no later than the close of business on February 24, 2017, and comply with the advance notice provisions of our Bylaws. If we do not receive a properly submitted shareholder proposal by February 24, 2017, then the proxies held by our management may provide the discretion to vote against such shareholder proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2017 annual meeting of shareholders.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

Appendix A

Subset of Companies from Aon Hewitt Total Compensation MeasurementTM (TCM)
Database Used for Certain Officers

Academy Sports & Outdoors, Ltd.
ANN INC.
Belk, Inc.
Best Buy Co., Inc.
BJ's Wholesale Club, Inc.
The Bon-Ton Stores
Brinker International Inc.
CDW Corporation
The Children's Place Retail Stores
Coach, Inc.
CVS
Delhaize America
Domino's Pizza, Inc.
DSW Inc.
Eddie Bauer Inc.
Follett Corporation
FTD, Inc.
Genuine Parts Company
The Home Depot, Inc.
Hot Topic, Inc.
Hy-Vee, Inc.
J. C. Penney Company, Inc.
Jack in the Box Inc.
Jo-Ann Stores, LLC
The Kroger Co.
L.L. Bean, Inc.	Lowe's Companies, Inc.
Macy's Inc.
McDonald's Corporation
Meijer, Inc.
The Neiman Marcus Group, Inc.
Office Depot, Inc.
OfficeMax Incorporated
Papa John's International, Inc.
PetSmart, Inc.
Pier 1 Imports, Inc.
PVH Corp.
Rent-A-Center
Rite Aid Corporation
Safeway Inc.
Sears Holdings Corporation
Sonic Automotive, Inc.
Starbucks Corporation
SUPERVALU INC.
Target Corporation
Ulta Salon, Cosmetics & Fragrance, Inc.
Wal-Mart Stores, Inc.
Walgreen Company
Wegmans Food Markets, Inc.
The Wendy's Company
Williams-Sonoma, Inc.
YUM Brands, Inc.
Zale Corporation

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 24, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 24, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E05387-P71631 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOLLAR GENERAL CORPORATION The Board of Directors recommends you vote FOR each of the listed nominees. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Warren F. Bryant 1b. Michael M. Calbert 1c. Sandra B. Cochran 1d. Patricia D. Fili-Krushel 1e. Paula A. Price 1f. William C. Rhodes, III 1g. David B. Rickard 1h. Todd J. Vasos For Against Abstain The Board of Directors recommends you vote FOR Proposal 2. ! ! ! 2. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2016. In the discretion of the proxies named herein, such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E05388-P71631 DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 25, 2016 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 8, 2016, and hereby appoints Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held May 25, 2016 at 9:00 A.M. Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposal 2, and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side